Exhibit 99.2

TEPPCO PARTNERS, L.P.

TEPPCO PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	September 30,	December 31,
ASSETS	2009	2008
Current assets:
Cash and cash equivalents	$--	$--
Accounts receivable, trade (net of allowance for doubtful accounts of $2.6 at September 30, 2009 and $2.6 at December 31, 2008)	1,064.4	790.4
Accounts receivable, related parties	5.2	15.8
Inventories	85.7	52.9
Other	40.4	48.5
Total current assets	1,195.7	907.6

Property, plant and equipment, at cost (net of accumulated depreciation of $755.5 at September 30, 2009 and $678.8 at December 31, 2008)	2,594.0	2,439.9
Investments in unconsolidated affiliates	1,196.2	1,255.9
Intangible assets (net of accumulated amortization of $178.6 at September 30, 2009 and $158.3 at December 31, 2008)	188.1	207.7
Goodwill	105.3	106.6
Other assets	118.1	132.1
Total assets	$5,397.4	$5,049.8

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$1,050.2	$792.5
Accounts payable, related parties	27.3	17.2
Accrued interest	45.7	36.4
Other accrued taxes	20.3	23.0
Other	22.1	30.9
Total current liabilities	1,165.6	900.0
Long-term debt:
Senior notes	1,709.7	1,713.3
Junior subordinated notes	299.6	299.6
Other long-term debt	791.7	516.7
Total long-term debt	2,801.0	2,529.6
Other liabilities and deferred credits	55.0	28.7
Commitments and contingencies (see Note 15)
Partners’ capital:
Limited partners’ interests:
Limited partner units (104,688,031 units outstanding at September 30, 2009 and 104,547,561 units outstanding at December 31, 2008)	1,564.1	1,746.2
Restricted limited partner units (248,400 units outstanding at September 30, 2009 and 157,300 units outstanding at December 31, 2008)	2.1	1.4
General partner’s interest	(148.9)	(110.3)
Accumulated other comprehensive loss	(41.5)	(45.8)
Total partners’ capital	1,375.8	1,591.5
Total liabilities and partners’ capital	$5,397.4	$5,049.8

See Notes to Unaudited Condensed Consolidated Financial Statements.

TEPPCO PARTNERS, L.P.
UNAUDITED CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Dollars in millions, except per unit amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Operating revenues:
Sales of petroleum products	$2,029.9	$4,025.6	$5,053.2	$10,676.8
Transportation – Refined products	42.6	42.2	119.6	123.6
Transportation – LPGs	16.6	16.3	72.4	68.6
Transportation – Crude oil	15.9	15.8	53.0	48.5
Transportation – NGLs	14.6	12.6	40.7	38.2
Transportation – Marine	45.8	46.0	126.4	119.6
Gathering – Natural gas	12.6	14.6	40.6	42.8
Other	27.3	32.6	70.2	76.6
Total operating revenues	2,205.3	4,205.7	5,576.1	11,194.7
Costs and expenses:
Purchases of petroleum products	1,993.1	3,989.5	4,931.9	10,571.8
Operating expense	172.0	80.8	315.2	201.2
Operating fuel and power	17.1	25.9	54.7	76.4
General and administrative	15.1	10.8	40.9	30.6
Depreciation and amortization	35.7	32.1	105.5	92.2
Taxes – other than income taxes	4.4	6.7	18.4	19.8
Total costs and expenses	2,237.4	4,145.8	5,466.6	10,992.0
Operating income	(32.1)	59.9	109.5	202.7
Other income (expense):
Interest expense	(33.0)	(34.3)	(97.4)	(105.9)
Equity in income of unconsolidated affiliates	23.9	22.1	36.8	63.2
Other, net	0.2	0.4	1.2	1.8
Income (loss) before provision for income taxes	(41.0)	48.1	50.1	161.8
Provision for income taxes	(1.1)	(1.1)	(2.8)	(2.9)
Net income (loss)	$(42.1)	$47.0	$47.3	$158.9

Net income (loss) allocated to:
Limited partners	$(35.0)	$39.0	$39.3	$132.1
General partner	$(7.1)	$8.0	$8.0	$26.8

Basic and diluted earnings (loss) per unit	$(0.33)	$0.40	$0.37	$1.39

See Notes to Unaudited Condensed Consolidated Financial Statements.

TEPPCO PARTNERS, L.P.
UNAUDITED CONDENSED STATEMENTS OF CONSOLIDATED
COMPREHENSIVE INCOME
(Dollars in millions)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008

Net income (loss)	$(42.1)	$47.0	$47.3	$158.9
Other comprehensive income (loss):
Cash flow hedges: (see Note 4)
Change in fair values of interest rate derivative instruments	--	--	--	(23.2)
Changes in fair values of commodity derivative instruments	--	7.8	--	(19.3)
Reclassification adjustment for loss included in net income related to commodity derivative instruments	--	15.5	--	34.7
Amortization of treasury lock proceeds	1.5	--	4.3	--
Total cash flow hedges	1.5	23.3	4.3	(7.8)
Total other comprehensive income (loss)	1.5	23.3	4.3	(7.8)
Comprehensive income (loss)	$(40.6)	$70.3	$51.6	$151.1

See Notes to Unaudited Condensed Consolidated Financial Statements.

TEPPCO PARTNERS, L.P.
UNAUDITED CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Dollars in millions)

	For the Nine Months
	Ended September 30,
	2009	2008
Operating activities:
Net income	$47.3	$158.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	105.5	92.2
Non-cash impairment charge	24.6	--
Amortization of deferred compensation	0.2	1.3
Amortization in interest expense	2.2	1.5
Changes in fair market value of derivative instruments	(1.1)	(0.6)
Equity in income of unconsolidated affiliates	(36.8)	(63.2)
Distributions received from unconsolidated affiliates	121.6	119.0
Loss on early extinguishment of debt	--	8.7
Net effect of changes in operating accounts (see Note 16)	22.5	(22.8)
Net cash provided by operating activities	286.0	295.0
Investing activities:
Cash used for business combinations	(50.0)	(351.9)
Investment in Jonah Gas Gathering Company	(21.2)	(94.9)
Investment in Centennial Pipeline LLC	(2.5)	--
Investment in Texas Offshore Port System (see Note 7)	1.7	--
Cash proceeds from asset sales	1.5	--
Acquisition of intangible assets	(1.4)	(0.3)
Cash paid for linefill classified as other assets	(0.7)	(11.5)
Capital expenditures	(217.2)	(215.1)
Net cash used in investing activities	(289.8)	(673.7)
Financing activities:
Borrowings under debt agreements	1,144.9	3,848.9
Repayments of debt	(869.9)	(3,442.7)
Net proceeds from issuance of limited partner units	3.5	271.3
Debt issuance costs	(0.2)	(9.8)
Settlement of interest rate derivative instruments - treasury locks	--	(52.1)
Acquisition of treasury units	(0.1)	--
Distributions paid to partners	(274.4)	(236.8)
Net cash provided by financing activities	3.8	378.8
Net change in cash and cash equivalents	--	0.1
Cash and cash equivalents, January 1	--	--
Cash and cash equivalents, September 30	$--	$0.1

See Notes to Unaudited Condensed Consolidated Financial Statements.

TEPPCO PARTNERS, L.P.
UNAUDITED CONDENSED STATEMENTS OF
CONSOLIDATED PARTNERS’ CAPITAL
(Dollars in millions)

			Accumulated
			Other
	Limited	General	Comprehensive
	Partners	Partner	Income (Loss)	Total
Balance, December 31, 2008	$1,747.6	$(110.3)	$(45.8)	$1,591.5
Net proceeds from issuance of limited partner units	3.5	--	--	3.5
Acquisition of treasury units	(0.1)	--	--	(0.1)
Net income	39.3	8.0	--	47.3
Cash distributions paid to partners	(228.0)	(46.4)	--	(274.4)
Non-cash contributions	0.6	--	--	0.6
Amortization of equity awards	3.3	(0.2)	--	3.1
Reclassification adjustment for loss included in net income related to interest rate derivative instruments	--	--	4.3	4.3
Balance, September 30, 2009	$1,566.2	$(148.9)	$(41.5)	$1,375.8

			Accumulated
			Other
	Limited	General	Comprehensive
	Partners	Partner	Income (Loss)	Total
Balance, December 31, 2007	$1,395.2	$(88.0)	$(42.6)	$1,264.6
Net proceeds from issuance of limited partner units	271.3	--	--	271.3
Issuance of limited partner units in connection with Cenac acquisition on February 1, 2008	186.6	--	--	186.6
Net income	132.1	26.8	--	158.9
Cash distributions paid to partners	(197.3)	(39.5)	--	(236.8)
Non-cash contributions	0.4	--	--	0.4
Amortization of equity awards	0.9	--	--	0.9
Changes in fair values of commodity derivative instruments	--	--	15.5	15.5
Changes in fair values of interest rate derivative instruments	--	--	(23.2)	(23.2)
Balance, September 30, 2008	$1,789.2	$(100.7)	$(50.3)	$1,638.2

See Notes to Unaudited Condensed Consolidated Financial Statements.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Except per unit amounts, or as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in millions.

Note 1.  Partnership Organization and Basis of Presentation

Partnership Organization

TEPPCO Partners, L.P. is a diversified energy logistics partnership with operations that span much of the continental United States. We were formed in March 1990 as a Delaware limited partnership.  As used in this Report, “we,” “us,” “our,” the “Partnership” and “TEPPCO” mean TEPPCO Partners, L.P. and, where the context requires, include our subsidiaries. Texas Eastern Products Pipeline Company, LLC (the “General Partner”), a Delaware limited liability company, serves as our general partner and owns a 2% general partner interest in us.

On October 26, 2009, we and our General Partner each merged with subsidiaries of Enterprise Products Partners L.P. (“Enterprise Products Partners”).  Enterprise Products Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPD”.  These separate merger transactions are referred to herein individually and together as “the Enterprise Merger.”  See Note 17 for additional information regarding the Enterprise Merger.

As a result of the Enterprise Merger, our limited partner units (“Units”) were delisted from the NYSE.  In addition, the registration of our Units under Section 12 of the Securities Exchange Act of 1934 was terminated.  Prior to the Enterprise Merger, our Units were listed on the NYSE under the ticker symbol “TPP”.

Prior to the Enterprise Merger, our General Partner was wholly owned by Enterprise GP Holdings L.P. (“Enterprise GP Holdings”), a publicly traded limited partnership, the units of which are listed on the NYSE under the ticker symbol “EPE”. At September 30, 2009, Enterprise GP Holdings owned 4,400,000 of our Units.  As a result of the Enterprise Merger, Enterprise GP Holdings’ ownership interests in our Units were converted to 5,456,000 common units of Enterprise Products Partners on October 26, 2009.  In addition, Enterprise GP Holdings’ membership interests in our General Partner were exchanged for (i) 1,331,681 common units of Enterprise Products Partners and (ii) Enterprise Products GP, LLC (on behalf of Enterprise GP Holdings as a wholly-owned subsidiary of Enterprise GP Holdings) was credited in its Enterprise Products Partners’ capital account an amount to maintain its 2% general partner interest in Enterprise Products Partners.

Dan L. Duncan directly owns and controls EPCO, Inc. (“EPCO”), a privately held company and, through another privately held affiliate, indirectly owns and controls EPE Holdings, LLC (“EPE Holdings”), the general partner of Enterprise GP Holdings.  As of September 30, 2009, Mr. Duncan, together with entities controlled by him, owned 17,073,315 (or 16.3%) of our Units, including the 4,400,000 Units owned by Enterprise GP Holdings.  As a result of the Enterprise Merger, all of our Units owned by EPCO and its affiliates were converted to either common units or Class B units of Enterprise Products Partners . We, the General Partner, EPCO, EPE Holdings, Enterprise GP Holdings, Enterprise Products GP, LLC (“EPGP”), and Enterprise Products Partners are affiliates under common control of Mr. Duncan.

We operate through TE Products Pipeline Company, LLC (“TE Products”), TCTM, L.P. (“TCTM”), TEPPCO Midstream Companies, LLC (“TEPPCO Midstream”), and beginning February 1, 2008, through TEPPCO Marine Services, LLC (“TEPPCO Marine Services”).  We hold a 99.999% limited partner interest in TCTM, 99.999% membership interests in each of TE Products and TEPPCO Midstream and a 100% membership interest in TEPPCO Marine Services.  TEPPCO GP, Inc., our subsidiary, holds a 0.001% general partner interest in TCTM and a 0.001% managing member interest in each of TE Products and TEPPCO Midstream.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Under an amended and restated administrative services agreement (“ASA”), EPCO performs management, administrative and operating functions required for us, and we reimburse EPCO for all direct and indirect expenses that have been incurred in managing us.

We refer to refined products, liquefied petroleum gases (“LPGs”), petrochemicals, crude oil, lubrication oils and specialty chemicals, natural gas liquids (“NGLs”), natural gas, asphalt, heavy fuel oil, other heated oil products and marine bunker fuel, collectively as “petroleum products” or “products.”

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements reflect all adjustments that are, in the opinion of our management, of a normal and recurring nature and necessary for a fair statement of our financial position as of September 30, 2009, and the results of our operations and cash flows for the periods presented.  The results of operations for the three months and nine months ended September 30, 2009 are not necessarily indicative of results of our operations for the full year 2009.  The unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).  Certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to those rules and regulations.  You should read these interim financial statements in conjunction with our consolidated financial statements and notes thereto presented in the TEPPCO Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2008.

Note 2.  General Accounting Matters

Estimates

Preparing our financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts presented in the financial statements (e.g. assets, liabilities, revenues and expenses) and disclosures about contingent assets and liabilities.  Our actual results could differ from these estimates.  On an ongoing basis, management reviews its estimates based on currently available information.  Changes in facts and circumstances may result in revised estimates.

Fair Value Information

Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities are carried at amounts which reasonably approximate their fair values due to their short-term nature.  The estimated fair values of our fixed-rate debt are based on quoted market prices for such debt or debt of similar terms and maturities.  The carrying amount of our variable-rate debt obligation reasonably approximates its fair value due to its variable interest rate.  See Note 4 for fair value information associated with our derivative instruments.

The following table presents the estimated fair values of our financial instruments at the dates indicated:

	September 30, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
Financial Instruments	Value	Value	Value	Value
Financial assets:
Cash and cash equivalents	$--	$--	$--	$--
Accounts receivable – trade and related party	1,069.6	1,069.6	806.2	806.2
Financial liabilities:
Accounts payable and accrued liabilities	1,143.5	1,143.5	869.1	869.1
Other current liabilities	22.1	22.1	30.9	30.9
Fixed-rate debt (principal amount)	2,000.0	2,126.2	2,000.0	1,553.2
Variable-rate debt	791.7	791.7	516.7	516.7

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Developments

The following information summarizes recently issued accounting guidance that will or may affect our future financial statements.

Generally Accepted Accounting Principles.  In June 2009, the Financial Accounting Standards Board (“FASB”) published Accounting Standards Codification (“ASC”) 105, Generally Accepted Accounting Principles, as the source of authoritative GAAP for U.S. companies. The ASC reorganized GAAP into a topical format and significantly changes the way users research accounting issues.  For SEC registrants, the rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP.  References to specific GAAP in our consolidated financial statements now refer exclusively to the ASC.  We adopted the new codification on September 30, 2009.

Fair Value Measurements.  In April 2009, the FASB issued ASC 820, Fair Value Measurements and Disclosures, to clarify fair value accounting rules.  This new accounting guidance establishes a process to determine whether a market is active and a transaction is consummated under distress.  Companies should look at several factors and use professional judgment to ascertain if a formerly active market has become inactive.  When estimating fair value, companies are required to place more weight on observable transactions in orderly markets.  Our adoption of this new guidance on June 30, 2009 did not have any impact on our consolidated financial statements or related disclosures.

In August 2009, the FASB issued Accounting Standards Update 2009-05, Measuring Liabilities at Fair Value, to clarify how an entity should estimate the fair value of liabilities.  If a quoted price in an active market for an identical liability is not available, a company must measure the fair value of the liability using one of several valuation techniques (e.g., quoted prices for similar liabilities or present value of cash flows).  Our adoption of this new guidance on October 1, 2009 did not have any impact on our consolidated financial statements or related disclosures.

Financial Instruments.  In April 2009, the FASB issued ASC 825, Financial Instruments, which requires companies to provide in each interim report both qualitative and quantitative information regarding fair value estimates for financial instruments not recorded on the balance sheet at fair value.  Previously, this was only an annual requirement.  Apart from adding the required fair value disclosures within this Note 2, our adoption of this new guidance on June 30, 2009 did not have a material impact on our consolidated financial statements or related disclosures.

Subsequent Events. In May 2009, the FASB issued ASC 855, Subsequent Events, which governs the accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  The date through which an entity has evaluated subsequent events is now a required disclosure.  Our adoption of this guidance on June 30, 2009 did not have any impact on our consolidated financial statements.

Consolidation of Variable Interest Entities.  In June 2009, the FASB amended consolidation guidance for variable interest entities (“VIEs”) under ASC 810.  VIEs are entities whose equity investors do not have sufficient equity capital at risk such that the entity cannot finance its own activities.  When a business has a “controlling financial interest” in a VIE, the assets, liabilities and profit or loss of that entity must be consolidated.  A business must also consolidate a VIE when that business has a “variable interest” that  (i) provides the business with the power to direct the activities that most significantly impact the economic performance of the VIE and (ii) funds most of the entity’s expected losses and/or receives most of the entity’s anticipated residual returns.  The amended guidance:

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

▪	eliminates the scope exception for qualifying special-purpose entities;
▪	amends certain guidance for determining whether an entity is a VIE;
▪	expands the list of events that trigger reconsideration of whether an entity is a VIE;
▪	requires a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE;
▪	requires continuous assessments of whether a company is the primary beneficiary of a VIE; and
▪	requires enhanced disclosures about a company’s involvement with a VIE.

The amended guidance is effective for us on January 1, 2010.  At September 30, 2009, we did not have any VIEs based on prior guidance.  We are in the process of evaluating the amended guidance; however, our adoption and implementation of this guidance is not expected to have an impact on our consolidated financial statements.

Subsequent Events

We have evaluated subsequent events through November 9, 2009, which is the date our Unaudited Condensed Consolidated Financial Statements and Notes are being issued.

Note 3.  Accounting for Equity Awards

Certain key employees of EPCO participate in long-term incentive compensation plans managed by EPCO.  The compensation expense we record related to equity awards is based on an allocation of the total cost of such incentive plans to EPCO.  We record our pro rata share of such costs based on the percentage of time each employee spends on our business activities.  Such awards were not material to our consolidated financial position, results of operations or cash flows for the periods presented.  The amount of equity-based compensation allocable to us was $1.5 million and $0.7 million for the three months ended September 30, 2009 and 2008, respectively.  For the nine months ended September 30, 2009 and 2008, the amount of equity-based compensation allocable to us was $3.7 million and $1.9 million, respectively.

1999 Phantom Unit Retention Plan

The Texas Eastern Products Pipeline Company, LLC 1999 Phantom Unit Retention Plan (“1999 Plan”) provides for the issuance of phantom unit awards as incentives to key employees.  A total of 2,800 phantom units were outstanding under the 1999 Plan at September 30, 2009, which cliff vest in January 2010.  During the first quarter of 2009, 2,800 additional phantom units which were outstanding at December 31, 2008 under the 1999 Plan were forfeited.  Additionally, in April 2009, 13,000 phantom units vested and $0.3 million was paid out to a participant.  At September 30, 2009 and December 31, 2008, we had accrued liability balances of $0.1 million and $0.4 million, respectively, for compensation related to the 1999 Plan.  Effective upon the consummation of the Enterprise Merger (see Note 17), the unvested phantom units outstanding on October 26, 2009 under the 1999 Plan were assumed by Enterprise Products Partners and, based on the 1.24 exchange ratio, converted into an equivalent number of phantom units of Enterprise Products Partners.  The vesting terms and other provisions remain unchanged.

2000 Long Term Incentive Plan

The Texas Eastern Products Pipeline Company, LLC 2000 Long Term Incentive Plan (“2000 LTIP”) provides key employees incentives to achieve improvements in our financial performance.  At December 31, 2008, we had an accrued liability balance of $0.2 million for compensation related to the 2000 LTIP.  On December 31, 2008, 11,300 phantom units vested and $0.2 million was paid out to participants in the first quarter of 2009.  There were no remaining phantom units outstanding under the 2000 LTIP at September 30, 2009.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2005 Phantom Unit Plan

The Texas Eastern Products Pipeline Company, LLC 2005 Phantom Unit Plan (“2005 Phantom Unit Plan”) provides key employees incentives to achieve improvements in our financial performance.  At December 31, 2008, we had an accrued liability balance of $0.6 million for compensation related to the 2005 Phantom Unit Plan.  On December 31, 2008, a total of 36,600 phantom units vested and $0.6 million was paid out to participants in the first quarter of 2009.  There were no remaining phantom units outstanding under the 2005 Phantom Unit Plan at September 30, 2009.

EPCO 2006 Long-Term Incentive Plan

The EPCO, Inc. 2006 TPP Long-Term Incentive Plan (“2006 LTIP”) provides for awards of our Units and other rights to our non-employee directors and to certain employees of EPCO and its affiliates providing services to us.  Awards granted under the 2006 LTIP may be in the form of restricted units, phantom units, unit options, unit appreciation rights (“UARs”) and distribution equivalent rights.  Subject to adjustment as provided in the 2006 LTIP, awards with respect to up to an aggregate of 5,000,000 Units may be granted under the 2006 LTIP.  After giving effect to the issuance or forfeiture of restricted unit awards and option awards through September 30, 2009, a total of 4,268,546 additional Units could be issued under the 2006 LTIP.  However, after giving effect to the Enterprise Merger, no additional Units will be issued under the 2006 LTIP other than Enterprise Products Partners common units pursuant to awards assumed by Enterprise Products Partners under this plan in accordance with the Enterprise Merger agreements.  Effective upon the consummation of the Enterprise Merger (see Note 17), the unvested awards outstanding on October 26, 2009 under the 2006 LTIP were assumed by Enterprise Products Partners and, based on the 1.24 exchange ratio, converted into an equivalent number of awards of Enterprise Products Partners, except for phantom unit awards and UAR awards held by nonemployee directors which were settled in cash.  Except for the exercise price for unvested unit option awards which was calculated in accordance with the terms of the Enterprise Merger agreements, the vesting terms and other provisions remain unchanged.

Unit option awards.  The following table presents unit option activity under the 2006 LTIP for the periods indicated:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number	Strike Price	Contractual
	of Units	(dollars/Unit)	Term (in years)

Outstanding at December 31, 2008	355,000	$40.00
Granted (1)	329,000	$24.84
Forfeited	(205,000)	$33.45
Outstanding at September 30, 2009 (2)	479,000	$32.39	4.53

(1)  Net of forfeitures, aggregate grant date fair value of these unit option awards granted in 2009 was $1.4 million based upon the following assumptions: (i) weighted-average expected life of options of 4.8 years; (ii) weighted-average risk-free interest rate of 2.14%; (iii) weighted-average expected distribution yield on our Units of 11.31%; and (iv) weighted-average expected unit price volatility on our Units of 59.32%. An estimated forfeiture rate of 17% was applied to awards granted during 2009.
(2)  No unit options were exercisable as of September 30, 2009.

At September 30, 2009, the estimated total unrecognized compensation cost related to nonvested unit option awards granted under the 2006 LTIP was $1.2 million.  We expect to recognize our share of this cost over a weighted-average period of 3.24 years in accordance with the ASA (see Note 13).

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Restricted unit awards.  The following table presents restricted unit activity under the 2006 LTIP for the periods indicated:

		Weighted-
		Average Grant
	Number	Date Fair Value
	of Units	per Unit (1)
Restricted units at December 31, 2008	157,300
Granted (2)	141,950	$23.98
Vested	(5,000)	$34.63
Forfeited	(45,850)	$35.25
Restricted units at September 30, 2009	248,400

(1)  Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per Unit for forfeited and vested awards is determined before an allowance for forfeitures.
(2)  Net of forfeitures, aggregate grant date fair value of restricted unit awards issued during 2009 was $3.4 million based on grant date market prices ranging from $28.81 to $34.40 per Unit. An estimated forfeiture rate of 17% was applied to awards granted during 2009.

The total fair value of our restricted unit awards that vested during the nine months ended September 30, 2009 was $0.1 million.  At September 30, 2009, the estimated total unrecognized compensation cost related to restricted unit awards under the 2006 LTIP was $5.3 million. We expect to recognize our share of this cost over a weighted-average period of 2.93 years in accordance with the ASA.

Phantom unit awards.  At September 30, 2009, a total of 1,647 phantom units were outstanding, which were awarded in 2007 under the 2006 LTIP to three of the then non-executive members of the board of directors. Each participant is entitled to cash distributions equal to the product of the number of phantom units granted to the participant and the per Unit cash distribution that we paid to our unitholders. Phantom unit awards to non-executive directors are accounted for in a manner similar to liability awards.  The phantom unit awards were settled in cash at the effective date of the Enterprise Merger (see Note 17).

UAR awards.  At September 30, 2009, a total of 360,814 UARs were outstanding, which were awarded in 2007 under the 2006 LTIP to non-executive members of the board of directors and to certain employees providing services directly to us.

▪
Non-Executive Members of the Board of Directors.  At September 30, 2009, a total of 95,654 UARs, awarded to non-executive members of the board of directors under the 2006 LTIP, were outstanding at a weighted-average exercise price of $41.82 per Unit (66,225 UARs issued in 2007 at an exercise price of $45.30 per Unit to the then three non-executive members of the board of directors and 29,429 UARs issued in 2008 at an exercise price of $33.98 per Unit to a non-executive member of the board of directors in connection with his election to the board).  UARs awarded to non-executive directors are accounted for in a manner similar to liability awards.  Mr. Hutchison, who was a non-executive member of the board of directors at the time of issuance of these UARs (and the phantom unit awards discussed above), became interim executive chairman in March 2009.  The UAR awards were settled in cash at the effective date of the Enterprise Merger (see Note 17).

▪
Employees.  At September 30, 2009, a total of 265,160 UARs, awarded under the 2006 LTIP to certain employees providing services directly to us, were outstanding at an exercise price of $45.35 per Unit. UARs awarded to employees are accounted for as liability awards since the current intent is to settle the awards in cash.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Employee Partnerships

In 2008, EPCO formed TEPPCO Unit, L.P. (“TEPPCO Unit”) and TEPPCO Unit II, L.P. (“TEPPCO Unit II”) (collectively, “Employee Partnerships”) to serve as long-term incentive arrangements for key employees of EPCO by providing them with a “profits interest” in the Employee Partnerships.  At September 30, 2009, the estimated unrecognized compensation cost related to TEPPCO Unit and TEPPCO Unit II was $1.7 million and $1.2 million, respectively.  We expect to recognize our share of these costs over a weighted-average period of 4.01 years in accordance with the ASA.  On October 26, 2009, TEPPCO Unit was dissolved and its assets distributed to partners.  Also on October 26, 2009, the 123,185 Units held by TEPPCO Unit II were converted into 152,749 common units of Enterprise Products Partners in connection with the Enterprise Merger. See Note 17 for additional information regarding the Enterprise Merger.

Note 4.  Derivative Instruments, Hedging Activities and Fair Value Measurements

In the course of our normal business operations, we are exposed to certain risks, including changes in interest rates and commodity prices.  In order to manage risks associated with certain identifiable and anticipated transactions, we use derivative instruments.  Derivatives are financial instruments whose fair value is determined by changes in a specified benchmark such as interest rates or commodity prices. Typical derivative instruments include futures, forward contracts, swaps and other instruments with similar characteristics.  Substantially all of our derivatives are used for non-trading activities.

We are required to recognize derivative instruments at fair value as either assets or liabilities on the balance sheet.  While all derivatives are required to be reported at fair value on the balance sheet, changes in fair value of the derivative instruments will be reported in different ways depending on the nature and effectiveness of the hedging activities to which they are related.  After meeting specified conditions, a qualified derivative may be specifically designated as a total or partial hedge of:

▪
Changes in the fair value of a recognized asset or liability, or an unrecognized firm commitment – In a fair value hedge, all gains and losses (of both the derivative instrument and the hedged item) are recognized in income during the period of change.

▪
Variable cash flows of a forecasted transaction – In a cash flow hedge, the effective portion of the hedge is reported in other comprehensive income and is reclassified into earnings when the forecasted transaction affects earnings.

An effective hedge is one in which the change in fair value of a derivative instrument can be expected to offset 80% to 125% of changes in the fair value of a hedged item at inception and throughout the life of the hedging relationship.  The effective portion of a hedge is the amount by which the derivative instrument exactly offsets the change in fair value of the hedged item during the reporting period.  Conversely, ineffectiveness represents the change in the fair value of the derivative instrument that does not exactly offset the change in the fair value of the hedged item.  Any ineffectiveness associated with a hedge is recognized in earnings immediately.  Ineffectiveness can be caused by, among other things, changes in the timing of forecasted transactions or a mismatch of terms between the derivative instrument and the hedged item.

Interest Rate Derivative Instruments

We utilize interest rate swaps, treasury locks and similar derivative instruments to manage our exposure to changes in the interest rates of certain debt agreements. This strategy is a component in controlling our cost of capital associated with such borrowings.  At September 30, 2009, we had no interest rate derivative instruments outstanding.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

At times, we may use treasury lock derivative instruments to hedge the underlying U.S. treasury rates related to forecasted issuances of debt.  As cash flow hedges, gains or losses on these instruments are recorded in other comprehensive income and amortized to earnings using the effective interest method over the estimated term of the underlying fixed-rate debt.  During March 2008, we terminated treasury locks having a combined notional value of $600.0 million and recognized an aggregate loss of $23.2 million in other comprehensive income during the first quarter of 2008.  We recognized approximately $3.6 million of this loss in interest expense during the nine months ended September 30, 2008 as a result of interest payments hedged under the treasury locks not occurring as forecasted.

For information regarding fair value amounts and gains and losses on interest rate derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts, and Gains and Losses on Derivative Instruments and Related Hedged Items” within this Note 4.

Commodity Derivative Instruments

We seek to maintain a position that is substantially balanced between crude oil purchases and related sales and future delivery obligations.  The price of crude oil is subject to fluctuations in response to changes in supply, demand, general market uncertainty and a variety of additional factors that are beyond our control.  In order to manage the price risk associated with crude oil, we enter into commodity derivative instruments such as forwards, basis swaps and futures contracts.  The purpose of such hedging strategy is to either balance our inventory position or to lock in a profit margin.

At September 30, 2009, none of our outstanding commodity derivatives met hedge accounting requirements; therefore, they are accounted for as economic hedges using mark-to-market accounting.  These financial instruments had a minimal impact on our earnings.  The following table summarizes our outstanding commodity derivative instruments at September 30, 2009:

Accounting
Derivative Purpose	Volume (1)	Treatment
Derivatives not designated as hedging instruments:
Crude oil risk management activities (2)	4.7 MMBbls	Mark-to-market

(1)  Reflects the absolute value of the derivative notional volumes.
(2)  Reflects the use of derivative instruments to manage risks associated with our portfolio of crude oil storage assets.  These commodity derivative instruments have forward positions through March 2010.

For information regarding fair value amounts and gains and losses on commodity derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts, and Gains and Losses on Derivative Instruments and Related Hedged Items” within this Note 4.

Credit-Risk Related Contingent Features in Derivative Instruments

We have no credit-risk related contingent features in any of our derivative instruments.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Tabular Presentation of Fair Value Amounts, and Gains and Losses on
    Derivative Instruments and Related Hedged Items

The following table provides a balance sheet overview of our derivative assets and liabilities at the dates indicated:

	Asset Derivatives				Liability Derivatives
	September 30, 2009		December 31, 2008		September 30, 2009		December 31, 2008
	Balance Sheet	Fair	Balance Sheet	Fair	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value	Location	Value	Location	Value

Derivatives not designated as hedging instruments:
Commodity derivatives	Other current assets	$2.5	Other current assets	$15.7	Other current liabilities	$1.5	Other current liabilities	$15.7
Total derivatives not designated as hedging instruments		$2.5		$15.7		$1.5		$15.7

The following tables present the effect of our derivative instruments designated as cash flow hedges on our condensed consolidated statements of income for the periods indicated:

Derivatives in
Cash Flow	Change in Value Recognized in OCI on
Hedging Relationships	Derivative (Effective Portion)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Interest rate derivatives	$--	$--	$--	$(23.2)
Commodity derivatives	--	7.8	--	(19.3)
Total	$--	$7.8	$--	$(42.5)

Derivatives in	Location of Gain/(Loss)
Cash Flow	Reclassified from AOCI	Amount of Gain/(Loss) Reclassified from AOCI
Hedging Relationships	into Income (Effective Portion)	to Income (Effective Portion)
		For the Three Months		For the Nine Months
		Ended September 30,		Ended September 30,
		2009	2008	2009	2008
Interest rate derivatives	Interest expense	$(1.5)	$--	$(4.3)	$--
Commodity derivatives	Revenue	--	(15.5)	--	(34.7)
Total		$(1.5)	$(15.5)	$(4.3)	$(34.7)

	Location of Gain/(Loss)
Derivatives in	Recognized in Income
Cash Flow	on Ineffective Portion	Amount of Gain/(Loss) Reclassified in Income
Hedging Relationships	of Derivative	on Ineffective Portion of Derivative
		For the Three Months		For the Nine Months
		Ended September 30,		Ended September 30,
		2009	2008	2009	2008
Interest rate derivatives	Interest expense	$--	$--	$--	$(3.6)
Commodity derivatives	Revenue	--	--	--	--
Total		$--	$--	$--	$(3.6)

Over the next twelve months, we expect to reclassify $6.1 million of accumulated other comprehensive loss attributable to settled treasury locks to earnings as an increase to interest expense.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the effect of our derivative instruments not designated as hedging instruments on our condensed consolidated statements of income for the periods indicated:

Derivatives Not Designated		Gain Recognized in
as Hedging Instruments	Location	Income on Derivative
		For the Three Months		For the Nine Months
		Ended September 30,		Ended September 30,
		2009	2008	2009	2008
Commodity derivatives	Revenue	$0.6	$0.3	$1.2	$0.6
Total		$0.6	$0.3	$1.2	$0.6

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.  Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability, including estimates of risk.  Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.  These inputs may be either readily observable, corroborated by market data or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

A three-tier hierarchy has been established that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3).  At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the hierarchy are described as follows:

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur with sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the New York Mercantile Exchange).  At September 30, 2009, we had no Level 1 financial assets and liabilities.

▪
Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, the time value of money, volatility factors, current market and contractual prices for the underlying instruments and other relevant economic measures.  Substantially all of these assumptions are (i) observable in the marketplace throughout the full term of the instrument, (ii) can be derived from observable data or (iii) are validated by inputs other than quoted prices (e.g., interest rates and yield curves at commonly quoted intervals).  Our Level 2 fair values primarily consist of commodity forward agreements transacted over-the-counter.  The fair values of these derivatives are based on observable price quotes for similar products and locations.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

the circumstances, which might include the reporting entity’s internally developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Our Level 3 fair values largely consist of commodity contracts generally less than one year in term.  We rely on broker quotes for these prices due to the limited observability of locational and quality-based pricing differentials.

The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at September 30, 2009.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value assets and liabilities, in addition to their placement within the fair value hierarchy levels.

	Level 2	Level 3	Total
Financial assets:
Commodity derivative instruments	$1.5	$1.0	$2.5
Total	$1.5	$1.0	$2.5

Financial liabilities:
Commodity derivative instruments	$1.4	$0.1	$1.5
Total	$1.4	$0.1	$1.5

The following table sets forth a reconciliation of changes in the fair value of our Level 3 financial assets and liabilities for the periods indicated:

	For the Nine Months Ended September 30,
	2009	2008
Balance, January 1	$(0.1)	$(0.4)
Total gains included in net income (1)	0.4	0.4
Purchases, issuances, settlements	0.1	--
Balance, March 31	0.4	--
Total losses included in net income (1)	--	(0.1)
Purchases, issuances, settlements	(0.4)	--
Balance, June 30	--	(0.1)
Total gains included in net income (1)	1.1	1.6
Purchases, issuances, settlements	(0.2)	--
Balance, September 30	$0.9	$1.5

(1)  There were $1.1 million and $1.5 million of unrealized gains included in these amounts for the three and nine months ended September 30, 2009, respectively. For the three and nine months ended September 30, 2008, there were $1.6 million and $1.9 million of unrealized gains included in these amounts.

Nonfinancial Assets and Liabilities

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment).  The following table presents the estimated fair value of certain assets carried on our Unaudited Condensed Consolidated Balance Sheet by caption for which a nonrecurring change in fair value has been recorded during the period:

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Level 3	Impairment Charges
Property, plant and equipment (see Note 6)	$21.9	$20.6
Intangible assets (see Note 9)	0.6	0.6
Goodwill (see Note 9)	--	1.3
Other current assets	1.0	2.1
Total	$23.5	$24.6

We determined that our Aberdeen and Boligee terminals were impaired due to the current level of throughput volumes at the terminals and the suspension of construction projects for three new proposed river terminals.  Our Aberdeen river terminal was purchased in November 2006 in a business combination that included intangible assets and goodwill.  Our Boligee river terminal was subsequently constructed and commenced operations in August 2008.  The Boligee terminal was designed to serve as an origination point for refined products to be delivered to our Aberdeen terminal in addition to three new proposed river terminals.  Non-cash impairment charges totaling $17.6 million were recorded during the three months ended September 30, 2009.  Such charges are reflected in operating expense for the three and nine months ended September 30, 2009.  The fair value adjustment was allocated to property, plant and equipment and intangible assets.  The charges also include an impairment of $1.3 million relating to goodwill.  Using appropriate valuation techniques, the estimates of fair value for each asset were based on an evaluation of future cash flows.  See Note 15 for information regarding a related $28.7 million charge for contractual obligations associated with these terminals.

The sole customer at our North Little Rock, Arkansas terminal within our Downstream Segment transferred its business to a competing terminal.  As a result, we determined that our North Little Rock terminal was impaired.  A non-cash impairment charge of $2.6 million was recorded during the three months ended September 30, 2009.  This charge is reflected in operating expense for the three and nine months ended September 30, 2009.  The fair value adjustment was to property, plant and equipment. The estimate of fair value for this facility was based on an evaluation of future cash flows from the terminal’s use and eventual disposition.

During the second quarter of 2009, our Helena, Arkansas river terminal within our Downstream Segment was idled.  As a result, we determined the terminal was impaired and recorded a non-cash charge of $2.3 million during the second quarter of 2009.  This charge is reflected in operating expense for the nine months ended September 30, 2009.  The fair value adjustment was to property, plant and equipment.  Using appropriate valuation techniques, the estimate of fair value for this facility was based on an evaluation of future cash flows.

Using appropriate valuation techniques, a fair value adjustment was made to certain marine barge assets and a non-cash impairment charge of $2.1 million was recorded during the third quarter of 2009 within our Marine Services Segment.  This charge is reflected in operating expense for the three and nine months ended September 30, 2009.  The fair value adjustment was to other current assets.   A determination that certain marine barges were obsolete resulted in the impairment charge. Our fair value estimate was based on an evaluation of the future cash flows from the barge’s use and eventual disposition.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5.  Inventories

Inventories are valued at the lower of cost (based on weighted-average cost method) or market.  The major components of inventories were as follows at the dates indicated:

	September 30,	December 31,
	2009	2008
Crude oil (1)	$44.1	$32.8
Refined products and LPGs (2)	20.3	0.4
Lubrication oils and specialty chemicals	10.7	11.1
Materials and supplies	10.6	8.6
Total	$85.7	$52.9

(1)  At September 30, 2009 and December 31, 2008, $43.3 million and $30.7 million, respectively, of our crude oil inventory was subject to forward sales contracts.
(2)  Refined products and LPGs inventory is managed on a combined basis. At September 30, 2009, $17.9 million of our refined products and LPGs inventory was subject to forward sales contracts.

Due to fluctuating commodity prices, we recognize lower of average cost or market (“LCM”) adjustments when the carrying value of our inventories exceeds their net realizable value.  These non-cash charges are a component of costs and expenses in the period they are recognized.  For the three months ended September 30, 2009 and 2008, we recognized LCM adjustments of approximately $0.1 million and $9.3 million, respectively.  We recognized LCM adjustments of $2.2 million and $9.4 million for the nine months ended September 30, 2009 and 2008, respectively.

Note 6.  Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at the dates indicated:

	Estimated
	Useful Life	September 30,	December 31,
	in Years	2009	2008
Plants and pipelines (1)	5-40 (5)	$1,948.2	$1,919.7
Underground and other storage facilities (2)	5-40 (6)	304.4	296.8
Transportation equipment (3)	5-10	13.6	11.3
Marine vessels (4)	20-30	527.0	453.0
Land and right of way		144.3	143.8
Construction work in progress		412.0	294.1
Total property, plant and equipment		$3,349.5	$3,118.7
Less: accumulated depreciation		755.5	678.8
Property, plant and equipment, net		$2,594.0	$2,439.9

(1)  Plants and pipelines include refined products, LPGs, NGLs, petrochemical, crude oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings, laboratory and shop equipment; and related assets.
(2)  Underground and other storage facilities include underground product storage caverns, storage tanks and other related assets.
(3)  Transportation equipment includes vehicles and similar assets used in our operations.
(4)  See Note 8 for additional details regarding our acquisition of marine vessels from TransMontaigne Products Services Inc.
(5)  The estimated useful lives of major components of this category are as follows: pipelines, 20-40 years (with some equipment at 5 years); terminal facilities, 10-40 years; office furniture and equipment, 5-10 years; buildings, 20-40 years; and laboratory and shop equipment, 5-40 years.
(6)  The estimated useful lives of major components of this category are as follows: underground storage facilities, 20-40 years (with some components at 5 years); and storage tanks, 20-30 years.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes our depreciation expense and capitalized interest amounts for the periods indicated:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Depreciation expense (1)	$28.0	$24.5	$81.8	$70.3
Capitalized interest (2)	4.8	4.3	15.3	14.2

(1)  Depreciation expense is a component of depreciation and amortization expense as presented in our unaudited condensed statements of consolidated income.
(2)  Capitalized interest (included in interest expense on our unaudited condensed statements of consolidated income) increases the carrying value of the associated asset and reduces interest expense during the period it is recorded.

We recorded $18.3 and $20.6 million of non-cash impairment charges during the three and nine months ended September 30, 2009, respectively.  See Note 4 for additional information.

Asset Retirement Obligations

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of certain tangible long-lived assets that result from acquisitions, construction, development and/or normal operations or a combination of these factors.  Our ARO liability balance at September 30, 2009 and December 31, 2008 was $1.6 million and $1.5 million, respectively.  Accretion expense was less than $0.1 million for each of the three months ended September 30, 2009 and 2008.  For each of the nine months ended September 30, 2009 and 2008, accretion expense was $0.1 million.  Property, plant and equipment at September 30, 2009 include $0.7 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

Note 7.  Investments In Unconsolidated Affiliates

We own interests in related businesses that are accounted for using the equity method of accounting.  These investments are identified in the following table by reporting business segment (see Note 12 for a general discussion of our business segments).  The following table presents our investments in unconsolidated affiliates at the dates indicated:

	Ownership
	Percentage at
	September 30,	September 30,	December 31,
	2009	2009	2008
Downstream Segment:
Centennial Pipeline LLC (“Centennial”)	50.0%	$66.9	$71.8
Other	25.0%	0.4	0.4
Upstream Segment:
Seaway Crude Pipeline Company (“Seaway”)	50.0%	181.0	190.1
Texas Offshore Port System (“TOPS”) (1)	--	--	35.9
Midstream Segment:
Jonah Gas Gathering Company (“Jonah”)	80.64%	947.9	957.7
Total		$1,196.2	$1,255.9

(1)  In January 2009, we received a $3.1 million refund of our 2008 contributions to TOPS due to a delay in the timing of the expected project spending. In February and March 2009, we then invested an additional $1.4 million in TOPS. In April 2009, we elected to dissociate from TOPS and forfeited our investment. See below for further information.

Our investments in Centennial, Seaway and Jonah include excess cost amounts totaling $73.2 million and $72.9 million at September 30, 2009 and December 31, 2008, respectively.  The value assigned to our excess investment in Centennial was created upon its formation, the value assigned to our excess investment in Seaway was created upon acquisition of our ownership interest in Seaway and the value assigned to our excess investment in Jonah was created as a result of interest capitalized on the construction of Jonah’s expansion.  We amortize such excess cost as a reduction in equity earnings in a manner similar to depreciation over the life of applicable contracts or assets acquired or constructed.  Amortization of

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

excess cost amounts was $1.0 million and $1.4 million for the three months ended September 30, 2009 and 2008, respectively.  For the nine months ended September 30, 2009 and 2008, amortization of excess cost amounts was $3.7 million and $3.8 million, respectively.  For the remainder of 2009, amortization expense associated with our excess investments is currently estimated at $1.4 million.

In August 2008, a wholly owned subsidiary of ours, together with a subsidiary of Enterprise Products Partners and Oiltanking Holding Americas, Inc. (“Oiltanking”), formed the TOPS partnership.  Effective April 16, 2009, our wholly owned subsidiary dissociated from TOPS.  As a result, equity earnings for the second quarter of 2009 included a non-cash charge of $34.2 million.  This loss, which is classified within our Upstream Segment, represented our cumulative investment in TOPS through the date of dissociation and reflected our capital contributions to TOPS for construction in progress amounts.  The wholly owned subsidiary of Enterprise Products Partners that was a partner in TOPS also dissociated from the partnership effective April 16, 2009 and recorded an equal charge.  See Note 15 for litigation matters associated with our dissociation from TOPS.

The following table summarizes equity in income (loss) of unconsolidated affiliates by business segment for the periods indicated:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Downstream Segment	$(2.7)	$(2.3)	$(10.1)	$(10.1)
Upstream Segment (1)	1.2	2.7	(26.8)	9.9
Midstream Segment	25.4	21.8	74.8	67.5
Intersegment eliminations	--	(0.1)	(1.1)	(4.1)
Total	$23.9	$22.1	$36.8	$63.2

(1) Amount for the nine months ended September 30, 2009 includes a non-cash charge of $34.2 million related to the dissociation from TOPS.

Summarized Financial Information of Unconsolidated Affiliates

Summarized combined income statement data by reporting segment for the periods indicated is presented in the following table (on a 100% basis):

	Summarized Income Statement Information for the Three Months Ended
	September 30, 2009			September 30, 2008
		Operating	Net		Operating	Net
	Revenues	Income	Income (Loss)	Revenues	Income	Income (Loss)
Downstream Segment	$7.2	$0.2	$(2.3)	$9.5	$2.4	$(0.2)
Upstream Segment	20.7	6.8	6.9	24.6	11.6	11.7
Midstream Segment	60.2	31.6	31.6	58.7	27.0	27.2

	Summarized Income Statement Information for the Nine Months Ended
	September 30, 2009			September 30, 2008
		Operating	Net		Operating	Net
	Revenues	Income (Loss)	Income (Loss)	Revenues	Income	Income (Loss)
Downstream Segment	$24.6	$(0.5)	$(8.2)	$29.5	$4.6	$(3.5)
Upstream Segment	62.2	25.6	25.6	72.6	37.3	37.4
Midstream Segment	180.8	93.0	93.2	177.0	83.2	83.8

Note 8.  Business Combination

On June 5, 2009, we expanded our Marine Services Segment with the acquisition of 19 tow boats and 28 tank barges from TransMontaigne Product Services Inc. (“TransMontaigne”), for $50.0 million in cash.  The acquired vessels provide marine vessel fueling services for cruise liners and cargo ships, referred to as bunkering, and other ship-assist services and transport fuel oil for electric generation plants.  The acquisition complements our existing fleet of vessels that currently transport petroleum products

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

along the nation’s inland waterway system and in the Gulf of Mexico.  The newly acquired marine assets are generally supported by contracts that have a three to five year term and are based primarily in Miami, Florida, with additional assets located in Mobile, Alabama, and Houston, Texas.  We financed the acquisition with borrowings under our revolving credit facility (“Revolving Credit Facility”).

The results of operations for the TransMontaigne acquisition are included in our consolidated financial statements beginning at the date of acquisition.  This acquisition was accounted for as a business combination using the acquisition method of accounting.  All of the assets acquired in the transaction are recognized at their acquisition-date fair values, while transaction costs associated with the transaction are expensed as incurred.  Accordingly, the cost of the acquisition has been recorded as property, plant and equipment based on estimated fair values.  Such fair values have been developed using recognized business valuation techniques.

On a pro forma basis, our revenues, costs and expenses, operating income, net income and earnings per Unit amounts would not have differed materially from those we actually reported for the nine months ended September 30, 2009 and the three months and nine months ended September 30, 2008 due to the immaterial nature of this 2009 business combination transaction.

Note 9.  Intangible Assets and Goodwill

Intangible Assets

The following table summarizes intangible assets by business segment being amortized at the dates indicated:

	September 30, 2009			December 31, 2008
	Gross	Accum.	Carrying	Gross	Accum.	Carrying
	Value	Amort.	Value	Value	Amort.	Value
Intangible assets:
Downstream Segment:
Transportation agreements	$1.0	$(0.5)	$0.5	$1.0	$(0.4)	$0.6
Other	6.3	(1.0)	5.3	5.6	(0.8)	4.8
Subtotal	7.3	(1.5)	5.8	6.6	(1.2)	5.4
Upstream Segment:
Transportation agreements	0.9	(0.4)	0.5	0.9	(0.4)	0.5
Other	10.5	(3.4)	7.1	10.6	(3.0)	7.6
Subtotal	11.4	(3.8)	7.6	11.5	(3.4)	8.1
Midstream Segment:
Gathering agreements	239.7	(137.6)	102.1	239.6	(125.8)	113.8
Fractionation agreements	38.0	(21.9)	16.1	38.0	(20.4)	17.6
Other	0.3	(0.2)	0.1	0.3	(0.1)	0.2
Subtotal	278.0	(159.7)	118.3	277.9	(146.3)	131.6
Marine Services Segment:
Customer relationship intangibles	51.3	(5.7)	45.6	51.3	(3.1)	48.2
Other	18.7	(7.9)	10.8	18.7	(4.3)	14.4
Subtotal	70.0	(13.6)	56.4	70.0	(7.4)	62.6
Total intangible assets	$366.7	$(178.6)	$188.1	$366.0	$(158.3)	$207.7

The following table presents amortization expense of intangible assets by business segment for the periods indicated:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Downstream Segment	$0.2	$0.1	$0.4	$0.4
Upstream Segment	0.2	0.2	0.5	0.5
Midstream Segment	4.0	5.3	13.3	15.6
Marine Services Segment	2.0	2.0	6.1	5.4
Total	$6.4	$7.6	$20.3	$21.9

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Based on information currently available, we estimate that amortization expense will approximate $6.4 million for the last three months of 2009, $25.3 million for 2010, $23.7 million for 2011, $17.7 million for 2012 and $16.1 million for 2013.

A non-cash impairment charge of $0.6 million was recorded during the three months ended September 30, 2009 related to intangible assets within our Downstream Segment.  See Note 4 for additional information.

Goodwill

The following table presents the carrying amount of goodwill by business segment at the dates indicated:

	September 30,	December 31,
	2009	2008
Downstream Segment	$--	$1.3
Upstream Segment	14.9	14.9
Marine Services Segment	90.4	90.4
Total	$105.3	$106.6

A non-cash impairment charge of $1.3 million was recorded during the three months ended September 30, 2009 for goodwill classified within the Downstream Segment.  See Note 4 for additional information.

Note 10.  Debt Obligations

The following table summarizes the principal amounts outstanding under all of our debt instruments at the dates indicated:

	September 30,	December 31,
	2009	2008
Senior debt obligations: (1)
Revolving Credit Facility, due December 2012 (2)	$791.7	$516.7
7.625% Senior Notes, due February 2012	500.0	500.0
6.125% Senior Notes, due February 2013	200.0	200.0
5.90% Senior Notes, due April 2013	250.0	250.0
6.65% Senior Notes, due April 2018	350.0	350.0
7.55% Senior Notes, due April 2038	400.0	400.0
Total principal amount of long-term senior debt obligations	2,491.7	2,216.7
7.000% Junior Subordinated Notes, due June 2067 (1)	300.0	300.0
Total principal amount of long-term debt obligations	2,791.7	2,516.7
Adjustment to carrying value associated with hedges of fair value and
unamortized discounts (3)	9.3	12.9
Total long-term debt obligations	2,801.0	2,529.6
Total Debt Instruments (3)	$2,801.0	$2,529.6

(1)  TE Products, TCTM, TEPPCO Midstream and Val Verde Gas Gathering Company, L.P. (“Val Verde”) (collectively, the “Guarantor Subsidiaries”) issued full, unconditional, joint and several guarantees of our senior notes, junior subordinated notes and revolving credit facility (“Revolving Credit Facility”). As a result of the debt exchanges related to the Enterprise Merger and the repayment and termination of our Revolving Credit Facility by Enterprise Products Operating LLC (“EPO”) in October 2009, only $54 million of our senior and junior subordinated notes outstanding at September 30, 2009 (or 1.9%) remain guaranteed by the Guarantor Subsidiaries. It is our intent to terminate these subsidiary guarantees during the fourth quarter of 2009. See Note 17 for additional information regarding changes in our debt.
(2)  The weighted-average interest rate paid on our variable rate Revolving Credit Facility at September 30, 2009 was 0.86%.
(3)  From time to time we enter into interest rate swap agreements to hedge our exposure to changes in the fair value on a portion of the debt obligations presented above (see Note 4). At September 30, 2009 and December 31, 2008, amount includes $4.8 million and $5.2 million of unamortized discounts, respectively, and $14.1 million and $18.1 million, respectively, related to fair value hedges.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In September 2009, Enterprise Products Partners announced its principal operating subsidiary, EPO, commenced offers to exchange all of TEPPCO’s outstanding notes (collectively the “TEPPCO Notes”) and related guarantees for a corresponding series of new notes to be issued by EPO and guaranteed by Enterprise Products Partners.  The aggregate principal amount of the TEPPCO Notes subject to the exchange was $2 billion and included all of our Senior Notes and our Junior Notes.  Under the terms of the exchange offer, the new series of EPO notes would accrue interest at the same interest rates, and would have the same payment dates, redemption terms and maturity dates, as the TEPPCO Notes.  Enterprise Products Partners also commenced a solicitation of consents to amend the indentures governing the TEPPCO Notes.  Completion of the exchange offers and consent solicitations was conditioned upon, among other things, completion of the Enterprise Merger and receipt of valid consents sufficient to effect all of the proposed amendments to the indentures governing the TEPPCO Notes.  The exchange offers and consent solicitations were completed on October 27, 2009, resulting in the exchange of approximately $1.95 billion of new EPO notes for existing TEPPCO Notes.  See Note 17 for additional information.

Upon the consummation of the Enterprise Merger (see Note 17), EPO repaid and terminated indebtedness under the Revolving Credit Facility.

Loan Agreement with EPO

On August 5, 2009, we entered into a Loan Agreement (the “Loan Agreement”) with EPO under which EPO agreed to make an unsecured revolving loan to us in an aggregate maximum outstanding principal amount not to exceed $100.0 million.  The Audit, Conflicts and Governance Committee (“ACG Committee”) reviewed and approved the Loan Agreement, such approval constituting “Special Approval” under the conflict of interest provisions of our Partnership Agreement.  The execution of the Loan Agreement was also unanimously approved by the ACG Committee of EPGP.  At September 30, 2009, no amounts were outstanding under the Loan Agreement.  The Loan Agreement was terminated on October 26, 2009 in connection with the Enterprise Merger.  No amounts were ever borrowed under the Loan Agreement.

Covenants

We were in compliance with the covenants of our long-term debt obligations at September 30, 2009.

Debt Obligations of Unconsolidated Affiliates

We have one unconsolidated affiliate, Centennial, with long-term debt obligations.  The following table shows the total debt of Centennial at September 30, 2009 (on a 100% basis) and the corresponding scheduled maturities of such debt.

	Our		Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2009	2010	2011	2012	2013	2013
Centennial	50%	$122.4	$2.4	$9.1	$9.0	$8.9	$8.6	$84.4

At September 30, 2009 and December 31, 2008, Centennial’s debt obligations consisted of $122.4 million and $129.9 million, respectively, borrowed under a master shelf loan agreement.  Borrowings under the master shelf agreement mature in May 2024 and are collateralized by substantially all of Centennial’s assets and severally guaranteed by Centennial’s owners (see Note 15).

There have been no material changes in the terms of the debt obligations of Centennial since those reported in our Annual Report on Form 10-K for the year ended December 31, 2008.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11.  Partners’ Capital and Distributions

Prior to the Enterprise Merger (see Note 17), our Units represented limited partner interests, which gave the holders thereof the right to participate in distributions and to exercise the other rights or privileges available to them under our partnership agreement (“Partnership Agreement”).

We are managed by our General Partner. In accordance with the Partnership Agreement, capital accounts were maintained for our General Partner and limited partners.  The capital account provisions of our Partnership Agreement incorporate principles established for U.S. federal income tax purposes and were not comparable to the equity accounts reflected under GAAP in our consolidated financial statements.  In connection with the amendment of our Partnership Agreement in December 2006, the General Partner’s obligation to make capital contributions to maintain its 2% capital account was eliminated.

Our Partnership Agreement set forth the calculation used in determining the amount and priority of cash distributions that our limited partners and General Partner received.  Net income reflected under GAAP in our financial statements was allocated between the General Partner and the limited partners in the same proportion as aggregate cash distributions made to the General Partner and the limited partners during the period.  Net income determined under our Partnership Agreement, however, incorporated principles established for U.S. federal income tax purposes and was not comparable to net income reflected under GAAP in our financial statements.

Registration Statements

Prior to the Enterprise Merger, the Partnership Agreement authorized us to issue an unlimited number of additional limited partner interests and other equity securities for such consideration and on such terms and conditions as might be established by our General Partner in its sole discretion (subject, under certain circumstances, to the approval of our unitholders).

We had a universal shelf registration statement on file with the SEC that allowed us to issue an unlimited amount of debt and equity securities. As a result of the Enterprise Merger, this universal shelf registration statement was terminated.  See Note 17 for additional information.

We also had a registration statement on file with the SEC authorizing the issuance of up to 10,000,000 Units in connection with our distribution reinvestment plan (“DRIP”).  In July 2009, we suspended the DRIP, pursuant to the terms of the definitive merger agreements with Enterprise Products Partners.  A total of 533,936 Units were issued under this registration statement from inception of the DRIP through September 30, 2009.  As a result of the Enterprise Merger, this registration statement was terminated.  See Note 17 for additional information.

In addition, we had a registration statement on file related to our employee unit purchase plan (“EUPP”), under which we could issue up to 1,000,000 Units.  In August 2009, we suspended the EUPP, pursuant to the terms of the definitive merger agreements with Enterprise Products Partners.  A total of 48,933 Units were issued to employees under this plan from inception of the EUPP through September 30, 2009.  As a result of the Enterprise Merger, this registration statement was terminated.  See Note 17 for additional information.

During the nine months ended September 30, 2009, a total of 137,032 Units were issued in connection with the DRIP and the EUPP.  Total net proceeds received during the nine months ended September 30, 2009 from these Unit offerings was $3.5 million.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Summary of Changes in Outstanding Units

The following table summarizes changes in our outstanding units since December 31, 2008:

	Limited
	Partner	Restricted	Treasury
	Units	Units	Units	Total
Balance, December 31, 2008	104,547,561	157,300	--	104,704,861
Units issued in connection with DRIP	115,703	--	--	115,703
Units issued in connection with EUPP	21,329	--	--	21,329
Issuance of restricted units under 2006 LTIP	--	141,950	--	141,950
Conversion of restricted units to Units	5,000	(5,000)	--	--
Acquisition of treasury units	(1,562)	--	1,562	--
Cancellation of treasury units	--	--	(1,562)	(1,562)
Forfeiture of restricted units	--	(45,850)	--	(45,850)
Balance, September 30, 2009	104,688,031	248,400	--	104,936,431

During the nine months ended September 30, 2009, 5,000 restricted unit awards vested and were converted into Units.  Of this amount, 1,562 were sold back to us by an employee to cover related withholding tax requirements.  The total cost of these treasury units were approximately $0.1 million, which was allocated to our limited partners.  Immediately upon acquisition, we cancelled such treasury units.

Quarterly Distributions of Available Cash

We made quarterly cash distributions of all of our available cash, generally defined in our Partnership Agreement as consolidated cash receipts less consolidated cash disbursements and cash reserves established by the General Partner in its reasonable discretion (“Available Cash”).  Pursuant to the Partnership Agreement, the General Partner received incremental incentive cash distributions when unitholders’ cash distributions exceeded certain target thresholds.

The following table reflects the allocation of total distributions paid during the periods indicated:

	For the Nine Months Ended September 30,
	2009	2008
Limited Partner Units	$228.0	$197.3
General Partner Ownership Interest	4.6	4.0
General Partner Incentive	41.8	35.5
Total Cash Distributions Paid	$274.4	$236.8
Total Cash Distributions Paid Per Unit	$2.175	$2.115

Our quarterly cash distributions for 2009 are presented in the following table:

	Distribution	Record	Payment
	per Unit	Date	Date
1st Quarter 2009	$ 0.725	Apr. 30, 2009	May 7, 2009
2nd Quarter 2009	$ 0.725	Jul. 31, 2009	Aug. 7, 2009
3rd Quarter 2009 (1)	NA	NA	NA

(1)  Due to timing of the Enterprise Merger, a third quarter distribution covering the period from July 1, 2009 through September 30, 2009 was not declared on our Units.  On November 5, 2009, Enterprise Products Partners paid a quarterly cash distribution of $0.5525 per unit with respect to the third quarter of 2009, to unitholders of record at the close of business on October 30, 2009.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

General Partner’s Interest

At September 30, 2009 and December 31, 2008, we had deficit balances of $148.9 million and $110.3 million, respectively, in our General Partner’s equity account.  These negative balances do not represent assets to us and do not represent obligations of the General Partner to contribute cash or other property to us.  According to the Partnership Agreement, in the event of our dissolution, after satisfying our liabilities, our remaining assets would be divided among our limited partners and the General Partner generally in the same proportion as Available Cash but calculated on a cumulative basis over the life of the Partnership.  If a deficit balance still remains in the General Partner’s equity account after all allocations are made between the partners, the General Partner would not be required to make whole any such deficit.

Accumulated Other Comprehensive Loss

Our accumulated other comprehensive loss balance consisted of losses of $41.5 million and $45.8 million related to interest rate and treasury lock derivative instruments at September 30, 2009 and December 31, 2008, respectively.

Note 12.  Business Segments

We have four reporting segments:

▪	Our Downstream Segment, which is engaged in the pipeline transportation, marketing and storage of refined products, LPGs and petrochemicals;

▪
Our Upstream Segment, which is engaged in the gathering, pipeline transportation, marketing and storage of crude oil, distribution of lubrication oils and specialty chemicals and fuel transportation services;

▪	Our Midstream Segment, which is engaged in the gathering of natural gas, fractionation of NGLs and pipeline transportation of NGLs; and

▪	Our Marine Services Segment, which is engaged in the marine transportation of petroleum products and provision of marine vessel fueling and other ship-assist services.

The following table presents our measurement of earnings before interest expense and provision for income taxes for the periods indicated:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Total operating revenues	$2,205.3	$4,205.7	$5,576.1	$11,194.7
Less: Total costs and expenses	2,237.4	4,145.8	5,466.6	10,992.0
Operating income (loss)	(32.1)	59.9	109.5	202.7
Add: Equity in income of unconsolidated affiliates	23.9	22.1	36.8	63.2
Other, net	0.2	0.4	1.2	1.8
Earnings (losses) before interest expense and provision for income taxes	$(8.0)	$82.4	$147.5	$267.7

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of our earnings before interest expense and provision for income taxes to net income for the periods indicated is as follows:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Earnings (losses) before interest expense and provision for income taxes	$(8.0)	$82.4	$147.5	$267.7
Interest expense	(33.0)	(34.3)	(97.4)	(105.9)
Income (loss) before provision for income taxes	(41.0)	48.1	50.1	161.8
Provision for income taxes	(1.1)	(1.1)	(2.8)	(2.9)
Net income (loss)	$(42.1)	$47.0	$47.3	$158.9

Amounts indicated in the following table as “Partnership and Other” for income and expense items (including operating income) relate primarily to intersegment eliminations from activities among our reporting segments.  Amounts indicated in the following table as “Partnership and Other” for assets and capital expenditures include the elimination of intersegment related party receivables and investment balances among our reporting segments and assets that we hold that have not been allocated to any of our reporting segments (including such items as corporate furniture and fixtures, vehicles, computer hardware and software, prepaid insurance and unamortized debt issuance costs on debt issued at the Partnership level).

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table includes information by segment, together with reconciliations to our consolidated totals, for the periods indicated:

	Reportable Segments
				Marine
	Downstream	Upstream	Midstream	Services	Partnership
	Segment	Segment	Segment	Segment	and Other	Consolidated
Revenues from third parties:
Three months ended September 30, 2009	$70.7	$2,034.1	$26.5	$46.3	$--	$2,177.6
Three months ended September 30, 2008	94.6	4,032.2	26.9	46.0	(0.1)	4,199.6
Nine months ended September 30, 2009	226.3	5,081.5	79.4	126.9	--	5,514.1
Nine months ended September 30, 2008	264.2	10,712.4	80.8	119.6	--	11,177.0

Revenues from related parties:
Three months ended September 30, 2009	23.1	0.1	4.5	--	--	27.7
Three months ended September 30, 2008	2.5	0.2	3.4	--	--	6.1
Nine months ended September 30, 2009	49.9	0.5	11.7	--	(0.1)	62.0
Nine months ended September 30, 2008	7.0	0.6	10.2	--	(0.1)	17.7

Total revenues:
Three months ended September 30, 2009	93.8	2,034.2	31.0	46.3	--	2,205.3
Three months ended September 30, 2008	97.1	4,032.4	30.3	46.0	(0.1)	4,205.7
Nine months ended September 30, 2009	276.2	5,082.0	91.1	126.9	(0.1)	5,576.1
Nine months ended September 30, 2008	271.2	10,713.0	91.0	119.6	(0.1)	11,194.7

Depreciation and amortization:
Three months ended September 30, 2009	12.1	7.2	9.4	7.0	--	35.7
Three months ended September 30, 2008	10.7	5.1	10.0	6.3	--	32.1
Nine months ended September 30, 2009	36.9	19.5	29.2	19.9	--	105.5
Nine months ended September 30, 2008	31.5	14.8	29.6	16.3	--	92.2

Operating income (loss):
Three months ended September 30, 2009	(33.3)	(9.9)	5.8	5.3	--	(32.1)
Three months ended September 30, 2008	18.8	26.9	5.8	8.3	0.1	59.9
Nine months ended September 30, 2009	14.6	60.9	14.1	18.8	1.1	109.5
Nine months ended September 30, 2008	70.6	81.9	22.5	23.6	4.1	202.7

Equity in income (loss) of unconsolidated affiliates:
Three months ended September 30, 2009	(2.7)	1.2	25.4	--	--	23.9
Three months ended September 30, 2008	(2.3)	2.7	21.8	--	(0.1)	22.1
Nine months ended September 30, 2009	(10.1)	(26.8)	74.8	--	(1.1)	36.8
Nine months ended September 30, 2008	(10.1)	9.9	67.5	--	(4.1)	63.2

Earnings (losses) before interest expense and provision for income taxes:
Three months ended September 30, 2009	(35.9)	(8.6)	31.2	5.3	--	(8.0)
Three months ended September 30, 2008	16.7	29.7	27.7	8.3	--	82.4
Nine months ended September 30, 2009	5.1	34.7	88.9	18.8	--	147.5
Nine months ended September 30, 2008	61.2	92.6	90.3	23.6	--	267.7

Capital expenditures:
Nine months ended September 30, 2009	152.8	23.1	9.4	29.6	2.3	217.2
Year ended December 31, 2008	209.8	33.4	5.2	43.6	8.5	300.5

Segment assets:
At September 30, 2009	1,410.2	1,758.9	1,508.4	712.3	7.6	5,397.4
At December 31, 2008	1,320.9	1,586.3	1,529.1	653.3	(39.8)	5,049.8

Investments in unconsolidated affiliates:
At September 30, 2009	58.7	181.0	947.9	--	8.6	1,196.2
At December 31, 2008	63.2	226.0	957.7	--	9.0	1,255.9

Intangible assets, net:
At September 30, 2009	5.8	7.6	118.3	56.4	--	188.1
At December 31, 2008	5.4	8.1	131.6	62.6	--	207.7

Goodwill:
At September 30, 2009	--	14.9	--	90.4	--	105.3
At December 31, 2008	1.3	14.9	--	90.4	--	106.6

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 13.  Related Party Transactions

The following table summarizes related party transactions for the periods indicated:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenues from EPCO and affiliates:
Sales of petroleum products (1)	$0.1	$0.2	$0.4	$0.5
Transportation – NGLs (2)	4.4	3.4	11.7	10.2
Transportation – LPGs (3)	1.4	1.4	7.8	4.7
Other operating revenues (4)	21.7	1.1	42.0	2.3
Revenues from unconsolidated affiliates	0.1	--	0.1	--
Related party revenues	$27.7	$6.1	$62.0	$17.7
Costs and Expenses from EPCO and affiliates:
Purchases of petroleum products (5)	$53.7	$51.5	$125.5	$101.7
Operating expense (6)	38.1	27.2	96.2	75.4
General and administrative (7)	8.0	7.4	23.5	24.1
Costs and Expenses from unconsolidated affiliates:
Purchases of petroleum products (8)	1.0	1.8	1.0	5.4
Operating expense (9)	1.1	1.1	3.3	5.0
Costs and Expenses from Cenac and affiliates:
Operating expense (10)	6.0	13.0	33.0	30.2
General and administrative (11)	0.4	0.8	2.1	2.1
Related party costs and expenses	$108.3	$102.8	$284.6	$243.9

(1)  Includes sales from Lubrication Services, LLC (“LSI”) to Enterprise Products Partners and certain of its subsidiaries.
(2)  Includes revenues from NGL transportation on the Chaparral Pipeline Company, LLC and Quanah Pipeline Company, LLC (collectively referred to as “Chaparral” or “Chaparral NGL system”) and Panola Pipeline Company, LLC (“Panola Pipeline”) NGL pipelines from Enterprise Products Partners and certain of its subsidiaries.
(3)  Includes revenues from LPG transportation on the TE Products pipeline from Enterprise Products Partners and certain of its subsidiaries.
(4)  Includes sales of product inventory from TE Products to Enterprise Products Partners and other operating revenues on the TE Products pipeline from Enterprise Products Partners and certain of its subsidiaries.
(5)  Includes TEPPCO Crude Oil, LLC (“TCO”) purchases of petroleum products of $45.9 million and $46.8 million for the three months ended September 30, 2009 and 2008, respectively, from Enterprise Products Partners and certain of its subsidiaries and Energy Transfer Equity, L.P. and certain of its subsidiaries. For the nine months ended September 30, 2009 and 2008, such amounts were $101.7 million and $88.3 million, respectively.
(6)  Includes operating payroll, payroll related expenses and other operating expenses, including reimbursements related to employee benefits and employee benefit plans, incurred by EPCO in managing us and our subsidiaries in accordance with the ASA and expenses related to Chaparral’s use of transportation services of a subsidiary of Enterprise Products Partners. Also includes insurance expense for the three months ended September 30, 2009 and 2008, of $2.6 million and $2.7 million, respectively, related to premiums paid by EPCO on our behalf. For the nine months ended September 30, 2009 and 2008, such amounts were $7.7 million and $7.8 million, respectively. The majority of our insurance coverage, including property, liability, business interruption, auto and directors’ and officers’ liability insurance, is obtained through EPCO.
(7)  Includes administrative payroll, payroll related expenses and other administrative expenses, including reimbursements related to employee benefits and employee benefit plans, incurred by EPCO in managing and operating us and our subsidiaries in accordance with the ASA.
(8)  Includes TCO purchases of petroleum products from Jonah and Seaway and pipeline transportation expense from Seaway.
(9)  Includes rental expense and other operating expense.
(10) Includes reimbursement for operating payroll, payroll related expenses, certain repairs and maintenance expenses and insurance premiums on our equipment under the transitional operating agreement with Cenac Towing Co., Inc., Cenac Offshore, L.L.C. and Mr. Arlen B. Cenac, Jr. (collectively, “Cenac”) and under the consulting agreement with Mr. Cenac and Cenac Marine Services, L.L.C. See “Termination of Transitional Operating Agreement; Entry into Consulting Agreement” below for further information.
(11) Includes reimbursement for administrative payroll and payroll related expenses, as well as payment of a $42 thousand monthly service fee and a 5% overhead fee charged on direct costs incurred by Cenac to operate the marine assets in accordance with the transitional operating agreement and/or consulting agreement.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes our related party receivable and payable amounts at the dates indicated:

	September 30,	December 31,
	2009	2008
Accounts receivable, related parties (1)	$5.2	$15.8
Accounts payable, related parties (2)	27.3	17.2

(1)  Relates to sales and transportation services provided to Enterprise Products Partners and certain of its subsidiaries and EPCO and certain of its affiliates and direct payroll, payroll related costs and other operational expenses charged to unconsolidated affiliates.
(2)  Relates to direct payroll, payroll related costs and other operational related charges from Enterprise Products Partners and certain of its subsidiaries and EPCO and certain of its affiliates, transportation and other services provided by unconsolidated affiliates, advances from Seaway for operating expenses and $1.4 million related to operational related charges from Cenac.

As an affiliate of EPCO and other companies controlled by Mr. Duncan, our transactions and agreements with them are not necessarily on an arm’s length basis.  As a result, we cannot provide assurance that the terms and provisions of such transactions or agreements are at least as favorable to us as we could have obtained from unaffiliated third parties.

Relationship with EPCO and affiliates

See Note 17 for information regarding our merger with Enterprise Products Partners that was completed on October 26, 2009.  As a result of this transaction, both we and our General Partner are now wholly owned subsidiaries of Enterprise Products Partners.

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities that are not a part of our consolidated group of companies:

▪	EPCO and its privately held affiliates;
▪	Texas Eastern Products Pipeline Company, LLC, our General Partner;
▪	Enterprise GP Holdings, which owns and controls our General Partner;
▪	Enterprise Products Partners, which is controlled by affiliates of EPCO, including Enterprise GP Holdings;
▪	Duncan Energy Partners L.P. (“Duncan Energy Partners”), which is controlled by affiliates of EPCO;
▪	Enterprise Gas Processing LLC, which is controlled by affiliates of EPCO and is our joint venture partner in Jonah; and
▪	the Employee Partnerships, which are controlled by EPCO (see Note 3).

See Note 10 for information regarding a loan agreement we entered into with EPO.

Dan L. Duncan directly owns and controls EPCO and, through Dan Duncan LLC, owns and controls EPE Holdings, LLC, the general partner of Enterprise GP Holdings.  Prior to the Enterprise Merger, Enterprise GP Holdings owned 4,400,000 of our Units and all of the membership interests of our General Partner (see Note 1).  The principal business activity of our General Partner is to act as our managing partner.  The executive officers of our General Partner are employees of EPCO (see Note 1).

We and our General Partner are both separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates.  EPCO and its consolidated privately held affiliates depend on the cash distributions they receive from our General Partner and other investments to fund their operations and to meet their debt obligations.  We paid cash distributions to our General Partner of $46.4 million and $39.5 million during the nine months ended September 30, 2009 and 2008, respectively.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Prior to the Enterprise Merger, the limited partner interests in us that were owned or controlled by EPCO and certain of its affiliates, other than those interests owned by Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, were pledged as security under the credit facility of a privately-held affiliate of EPCO.  All of the membership interests in our General Partner and the limited partner interests in us that were owned or controlled by Enterprise GP Holdings were pledged as security under its credit facility. As a result of the Enterprise Merger, the partnership interests in us that were owned or controlled by EPCO and certain of its affiliates were converted to partnership interests of Enterprise Products Partners (see Note 1).

In August 2008, we, together with Enterprise Products Partners and Oiltanking, announced the formation of TOPS.  On April 16, 2009, we, along with a subsidiary of Enterprise Products Partners, dissociated ourselves from TOPS. As a result, equity earnings for the nine months ended September 30, 2009 includes a non-cash charge of $34.2 million (see Note 7).  See Note 15 for additional information regarding the resolution of litigation related matters.

EPCO ASA.  We have no employees.  We are managed by our General Partner, and all of our management, administrative and operating functions are performed by employees of EPCO, pursuant to the ASA or by other service providers.  We, Enterprise Products Partners, Duncan Energy Partners, Enterprise GP Holdings and our respective general partners are among the parties to the ASA.  The ACG Committee of each general partner has approved the ASA.

Under the ASA, we reimburse EPCO for all costs and expenses it incurs in providing management, administrative and operating services for us, including compensation of employees (i.e., salaries, medical benefits and retirement benefits) (see Note 1).  Since the vast majority of such expenses are charged to us on an actual basis (i.e., no mark-up or subsidy is charged or received by EPCO), we believe that such expenses are representative of what the amounts would have been on a standalone basis.  With respect to allocated costs, we believe that the proportional direct allocation method employed by EPCO is reasonable and reflective of the estimated level of costs we would have incurred on a standalone basis.

On January 30, 2009, we entered into the Fifth Amended and Restated ASA, which amended the previous ASA to provide for the cash reimbursement to EPCO by us of distributions of cash or securities, if any, made by TEPPCO Unit II to its Class B limited partner, Mr. Jerry Thompson, our chief executive officer and an employee of EPCO at September 30, 2009.  Mr. Thompson resigned after the closing of the Enterprise Merger (see Note 17).  The Fifth Amended and Restated ASA also extended the term of EPCO’s service obligations from December 2010 to December 2013.

Jonah Joint Venture.  Enterprise Products Partners (through an affiliate) is our joint venture partner in Jonah, the partnership through which we have owned our interest in the system serving the Jonah and Pinedale fields.  Through September 30, 2009, we have reimbursed Enterprise Products Partners $308.4 million ($1.9 million in 2009, $44.9 million in 2008, $152.2 million in 2007 and $109.4 million in 2006) for our share of the Phase V cost incurred by it (including its cost of capital incurred prior to the formation of the joint venture of $1.3 million).  At September 30, 2009 and December 31, 2008, we had payables to Enterprise Products Partners for costs incurred of less than $0.1 million and $1.0 million, respectively.  At September 30, 2009 and December 31, 2008, we had receivables from Jonah of $3.8 million and $4.7 million, respectively, for operating expenses.  During the nine months ended September 30, 2009 and 2008, we received distributions from Jonah of $104.8 million and $111.6 million, respectively.  During the nine months ended September 30, 2009 and 2008, Jonah paid distributions of $25.2 million and $26.8 million, respectively, to the affiliate of Enterprise Products Partners that is our joint venture partner.

Relationship with Enterprise GP Holdings; Relationship with Energy Transfer Equity.  Prior to the Enterprise Merger, our General Partner was wholly owned by Enterprise GP Holdings. Enterprise GP Holdings received 1,331,681 common units of Enterprise Products Partners and an increase in the capital account of EPGP to maintain its 2% general partner interest in Enterprise Products Partners as consideration for 100% of the membership interests of our General Partner. As of September 30, 2009, Mr. Duncan, together with entities controlled by him, owned 17,073,315 of our Units.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Enterprise GP Holdings acquired equity method investments in Energy Transfer Equity, L.P. (“Energy Transfer Equity”) and its general partner in May 2007.  As a result, Energy Transfer Equity and its consolidated subsidiaries became related parties to us.

Termination of Transitional Operating Agreement; Entry into Consulting Agreement

Effective August 1, 2009, personnel providing services to us under the transitional operating agreement with Cenac became employees of EPCO, and the transitional operating agreement was terminated.  Concurrently with the termination, TEPPCO Marine Services entered into a two-year consulting agreement with Mr. Cenac and Cenac Marine Services, L.L.C. under which Mr. Cenac has agreed to supervise TEPPCO Marine Services’ day-to-day operations on a part-time basis and, at TEPPCO Marine Services’ request, provide related management and transitional services.  The agreement entitles Mr. Cenac to $500,000 per year in fees, plus a one-time retainer of $200,000.  The consulting agreement contains noncompetition and nonsolitation provisions similar to those contained in the transitional operating agreement, which apply until the expiration of the two-year period following the date of last service provided under the consulting agreement.

Relationship with Unconsolidated Affiliates

Our significant related party revenues and expense transactions with unconsolidated affiliates consist of management, rental and other revenues, transportation expense related to movements on Centennial and Seaway and rental expense related to the lease of pipeline capacity on Centennial.  For additional information regarding our unconsolidated affiliates, see Note 7.

See “Jonah Joint Venture” within this Note 13 for a description of ongoing transactions involving our Jonah joint venture with Enterprise Products Partners.

Note 14.  Earnings Per Unit

The following table presents the net income available to our General Partner for the periods indicated for purposes of calculating earnings per Unit:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Net income (loss) attributable to TEPPCO Partners, L.P.	$(42.1)	$47.0	$47.3	$158.9

Distributions Declared During Quarter:
Distributions to General Partner (including incentive distributions)	$--	$15.5	$31.0	$42.5
Distributions to limited partners	--	75.7	152.0	210.6
Total distributions declared during quarter	$--	$91.2	$183.0	$253.1

Excess of distributions over net income	$(42.1)	$(44.2)	$(135.7)	$(94.2)
General Partner’s interest in net income	16.93%	17.06%	16.93%	16.83%
Earnings (losses) allocation adjustment to General Partner (1)	$(7.1)	$(7.5)	$(23.0)	$(15.7)

Distributions to General Partner (including incentive distributions)	$--	$15.5	$31.0	$42.5
Earnings (losses) allocation adjustment to General Partner	(7.1)	(7.5)	(23.0)	(15.7)
Net income (loss) available to our General Partner	$(7.1)	$8.0	$8.0	$26.8

(1)  For purposes of computing basic and diluted earnings per Unit, the master limited partnerships subsections of ASC 260-10 are applied. Our earnings are allocated on a basis consistent with distributions declared during the quarter (see Note 11).

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents our calculation of basic and diluted earnings per Unit for the periods indicated:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
BASIC EARNINGS PER UNIT:
Numerator:
Limited partners’ interest in net income (loss)	$(35.0)	$39.0	$39.3	$132.1

Denominator:
Weighted-average Units	104.6	97.2	104.6	95.0
Weighted-average time-vested restricted units	0.3	0.1	0.2	0.1
Total	104.9	97.3	104.8	95.1

Basic earnings per Unit:
Net income (loss) attributable to TEPPCO Partners, L.P.	$(0.40)	$0.48	$0.45	$1.67
General Partner’s interest in net (income) loss	0.07	(0.08)	(0.08)	(0.28)
Limited partners’ interest in net income (loss)	$(0.33)	$0.40	$0.37	$1.39

DILUTED EARNINGS PER UNIT:
Numerator:
Limited partners’ interest in net income	$(35.0)	$39.0	$39.3	$132.1

Denominator:
Weighted-average Units	104.6	97.2	104.6	95.0
Weighted-average time-vested restricted units	0.3	0.1	0.2	0.1
Weighted-average incremental option units	0.1	--	*	--
Total	105.0	97.3	104.8	95.1

Diluted earnings per Unit:
Net income attributable to TEPPCO Partners, L.P.	$(0.40)	$0.48	$0.45	$1.67
General Partner’s interest in net (income) loss	0.07	(0.08)	(0.08)	(0.28)
Limited partners’ interest in net income (loss)	$(0.33)	$0.40	$0.37	$1.39

*Amount is negligible.

Our General Partner’s percentage interest in our net income increases as cash distributions paid per Unit increase, in accordance with our Partnership Agreement.  At September 30, 2009 and 2008, we had outstanding 104,936,431 and 104,524,501 Units, respectively.  See Note 17 for addition information regarding the Enterprise Merger.

Note 15.  Commitments and Contingencies

Litigation

On occasion, we or our unconsolidated affiliates are named as a defendant in litigation and legal proceedings, including regulatory and environmental matters.  Although we are insured against various risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings.  We are unaware of any litigation, pending or threatened, that we believe is reasonably likely to have a significant adverse effect on our financial position, results of operations or cash flows.

We evaluate our ongoing litigation based upon a combination of litigation and settlement alternatives.  These reviews are updated as the facts and combinations of the cases develop or change.  Assessing and predicting the outcome of these matters involves substantial uncertainties.  In the event that the assumptions we used to evaluate these matters change in future periods or new information becomes available, we may be required to record a liability for an adverse outcome.  In an effort to mitigate potential adverse consequences of litigation, we could also seek to settle legal proceedings brought against us.  We have not recorded any significant reserves for any litigation in our financial statements.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of the State of Delaware (the “Delaware Court”), in his individual capacity, as a putative class action on behalf of our other unitholders, and derivatively on our behalf, concerning proposals made to our unitholders in our definitive proxy statement filed with the SEC on September 11, 2006 (“Proxy Statement”) and other transactions involving us and Enterprise Products Partners or its affiliates.  Mr. Brinckerhoff filed an amended complaint on July 12, 2007.  The amended complaint names as defendants the General Partner; the board of directors of our General Partner; EPCO; Enterprise Products Partners and certain of its affiliates and Dan L. Duncan.  We are named as a nominal defendant.

The amended complaint alleges, among other things, that certain of the transactions adopted at a special meeting of our unitholders on December 8, 2006, including a reduction of the General Partner’s maximum percentage interest in our distributions in exchange for Units (the “Issuance Proposal”), were unfair to our unitholders and constituted a breach by the defendants of fiduciary duties owed to our unitholders and that the Proxy Statement failed to provide our unitholders with all material facts necessary for them to make an informed decision whether to vote in favor of or against the proposals.  The amended complaint further alleges that, since Mr. Duncan acquired control of the General Partner in 2005, the defendants, in breach of their fiduciary duties to us and our unitholders, have caused us to enter into certain transactions with Enterprise Products Partners or its affiliates that were unfair to us or otherwise unfairly favored Enterprise Products Partners or its affiliates over us.  The amended complaint alleges that such transactions include the Jonah joint venture entered into by us and an Enterprise Products Partners’ affiliate in August 2006 (citing the fact that our ACG Committee did not obtain a fairness opinion from an independent investment banking firm in approving the transaction and alleging we did not receive fair value for Enterprise Products Partners’ participation in the joint venture), and the sale by us to an Enterprise Products Partners’ affiliate of the Pioneer plant in March 2006 (alleging that the purchase price did not provide fair value for the purchased assets to us).  As more fully described in the Proxy Statement, the ACG Committee recommended the Issuance Proposal for approval by the board of directors of the General Partner.  The amended complaint also alleges that Richard S. Snell, Michael B. Bracy and Murray H. Hutchison, constituting the three members of the ACG Committee at the time, cannot be considered independent because of their alleged ownership of securities in Enterprise Products Partners and its affiliates and/or their relationships with Mr. Duncan.

The amended complaint seeks relief (i) awarding damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the complaint; (ii) rescinding all actions taken pursuant to the Proxy vote; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.  By its Opinion and Order dated November 25, 2008, the Delaware Court dismissed Mr. Brinckerhoff’s individual and putative class action claims with respect to the amendments to our Partnership Agreement.  We refer to this action and the remaining claims in this action as the “Derivative Action.”

On April 29, 2009, Peter Brinckerhoff and Renee Horowitz, as Attorney in Fact for Rae Kenrow, purported unitholders of TEPPCO, filed separate complaints in the Delaware Court as putative class actions on behalf of our other unitholders, concerning the proposed merger of us and our General Partner with Enterprise Products Partners.  On May 11, 2009, these actions were consolidated under the caption Texas Eastern Products Pipeline Company, LLC Merger Litigation, C.A. No. 4548-VCL (“Merger Action”).  The complaints name as defendants our General Partner; Enterprise Products Partners and its general partner; EPCO; Dan L. Duncan; and each of the directors of our General Partner.

The Merger Action complaints allege, among other things, that the terms of the merger (as proposed as of the time the Merger Action complaints were filed) are grossly unfair to our unitholders, that Mr. Duncan and other defendants who control us have acted to drive down the price of our Units and that the Enterprise Merger is an attempt to extinguish the Derivative Action without consideration and without adequate information having been provided to our unitholders to cast a vote with respect to the Enterprise Merger.  The complaints further allege that the process through which the Special Committee of our ACG

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Committee was appointed to consider the Enterprise Merger is contrary to the spirit and intent of our Partnership Agreement and constitutes a breach of the implied covenant of fair dealing.

The complaints seek relief (i) enjoining the defendants and all persons acting in concert with them from pursuing the proposed merger; (ii) rescinding the proposed merger to the extent it is consummated, or awarding rescissory damages in respect thereof; (iii) directing the defendants to account for all damages suffered or to be suffered by the plaintiffs and the purposed class as a result of the defendants’ alleged wrongful conduct; and (iv) awarding plaintiffs’ costs of the actions, including fees and expenses of their attorneys and experts.

On June 28, 2009, the parties entered into a Memorandum of Understanding pursuant to which we, our General Partner, Enterprise Products Partners, EPCO, all other individual defendants and the plaintiffs have proposed to settle the Merger Action and the Derivative Action.  On August 5, 2009, the parties entered into a Stipulation and Agreement of Compromise, Settlement and Release (the “Settlement Agreement”) contemplated by the Memorandum of Understanding.  Pursuant to the Settlement Agreement, the board of directors of our General Partner recommended to our unitholders that they approve the adoption of the merger agreement and took all necessary steps to seek unitholder approval for the merger as soon as practicable.  Pursuant to the Settlement Agreement, approval of the merger required, in addition to votes required under our Partnership Agreement, that the actual votes cast in favor of the proposal by holders of our outstanding Units, excluding those held by defendants to the Derivative Action, exceed the actual votes cast against the proposal by those holders.  The Settlement Agreement further provides that the Derivative Action was considered by the Special Committee to be a significant benefit of ours for which fair value was obtained in the merger consideration.  See Note 17 for additional information regarding the Enterprise Merger.

The Settlement Agreement is subject to customary conditions, including Delaware Court approval.  A hearing regarding approval of the Settlement Agreement by the Delaware Court was held on October 12, 2009, but the Delaware Court has yet to rule on the settlement. There can be no assurance that the Delaware Court will approve the settlement in the Settlement Agreement.  In such event, the proposed settlement as contemplated by the Settlement Agreement may be terminated.  Among other things, the plaintiffs’ agreement to settle the Derivative Action and Merger Action litigation, including their agreement to the fairness of the terms and process of the merger negotiations is subject to (i) the drafting and execution of other such documentation as may be required to obtain final Delaware Court approval and dismissal of the actions, (ii) Delaware Court approval and the mailing of the notice of settlement which sets forth the terms of settlement to our unitholders, (iii) consummation of the Enterprise Merger and (iv) final Delaware Court certification and approval of the settlement and dismissal of the actions.  See Note 13 for additional information regarding our relationship with Enterprise Products Partners.  See Note 17 for additional information regarding the Enterprise Merger.

Additionally, on June 29 and 30, 2009, respectively, M. Lee Arnold and Sharon Olesky, purported unitholders of TEPPCO, filed separate complaints in the District Courts of Harris County, Texas, as putative class actions on behalf of our other unitholders, concerning the Enterprise Merger (the “Texas Actions”). The complaints name as defendants us; our General Partner; Enterprise Products Partners and its general partner; EPCO; Dan L. Duncan; Jerry Thompson; and the board of directors of our General Partner.  The allegations in the complaints are similar to the complaints filed in Delaware on April 29, 2009 and seek similar relief.  The named plaintiffs in the two Texas Actions (the “Texas Plaintiffs/Objectors”) have also appeared in the Delaware proceedings as objectors to the settlement of those cases which are awaiting court approval.  On October 7, 2009, the Texas Plaintiffs/Objectors and the parties to the Settlement Agreement entered into a Stipulation to Withdraw Objections (the “Stipulation”).  In accordance with the Stipulation, we made certain supplemental proxy statement disclosures in connection with the special meeting of our unitholders that was held on Friday, October 23, 2009 relating to the Enterprise Merger and, if the Settlement Agreement obtains Final Court Approval (as defined in the Settlement Agreement), the Texas Plaintiffs/Objectors have agreed to dismiss the Texas Actions with prejudice and, pending such Final Court Approval, will take no action to prosecute the Texas Actions.

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In connection with the dissociation of Enterprise Products Partners and us from TOPS (see Note 7), Oiltanking filed an original petition against Enterprise Offshore Port System, LLC, Enterprise Products Operating, LLC, TEPPCO O/S Port System, LLC, us and our General Partner in the District Court of Harris County, Texas, 61st Judicial District (Cause No. 2009-31367), asserting, among other things, that the dissociation was wrongful and in breach of the TOPS partnership agreement, citing provisions of the agreement that, if applicable, would continue to obligate us and Enterprise Products Partners to make capital contributions to fund the project and impose liabilities on us and Enterprise Products Partners. On September 17, 2009, we and Enterprise Products Partners entered into a settlement with certain affiliates of Oiltanking and TOPS, which resolved all disputes between the parties related to the business and affairs of the TOPS project (including the litigation described above).  We and Enterprise Products Partners each recognized approximately $33.5 million in expense during the third quarter of 2009 in connection with the settlement. This charge is classified within our Upstream Segment.

Regulatory Matters

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” or “GHGs” and including carbon dioxide and methane, may be contributing to climate change.  On April 17, 2009, the U.S. Environmental Protection Agency (“EPA”) issued a notice of its proposed finding and determination that emission of carbon dioxide, methane, and other GHGs present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere.  The EPA’s finding and determination would allow it to begin regulating emissions of GHGs under existing provisions of the federal Clean Air Act.  Although it may take the EPA several years to adopt and impose regulations limiting emissions of GHGs, any such regulation could require us to incur costs to reduce emissions of GHGs associated with our operations.  In addition, on June 26, 2009, the U.S. House of Representatives approved adoption of the “American Clean Energy and Security Act of 2009,” also known as the “Waxman-Markey cap-and-trade legislation” or “ACESA.”  ACESA would establish an economy-wide cap on emissions of GHGs in the United States and would require most sources of GHG emissions to obtain GHG emission “allowances” corresponding to their annual emissions of GHGs.  The U.S. Senate has also begun work on its own legislation for controlling and reducing emissions of GHGs in the United States.  Any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased operating costs, and may have an adverse effect on our business, financial position, demand for our products, results of operations and cash flows.

Contractual Obligations

Scheduled maturities of long-term debt.  See Notes 10 and 17 for information regarding changes in our consolidated debt obligations.

Operating lease obligations.  Lease and rental expense was $4.6 million during each of the three months ended September 30, 2009 and 2008.  For the nine months ended September 30, 2009 and 2008, lease and rental expense was $13.7 million and $15.2 million, respectively.  There have been no material changes in our operating lease commitments since December 31, 2008.

Purchase obligations.  Apart from that discussed below, there have been no material changes in our purchase obligations since December 31, 2008.

Our capital expenditure commitments decreased by an estimated $68.0 million due to our dissociation from TOPS.  See Note 7 for additional information regarding our dissociation from TOPS. As disclosed above within this Note 15, litigation matters associated with TOPS were resolved during the third quarter of 2009.

We purchased our Aberdeen terminal in November 2006.  This acquisition included an 80-acre site located approximately two miles from Colonial Pipeline Company (“Colonial”).  We subsequently constructed our Boligee terminal on this site.  In January 2008, we entered into an amended throughput and deficiency agreement with Colonial related to our Boligee terminal.  Under the terms of the agreement,

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Colonial agreed to provide transportation services to the Boligee terminal for a period of 10-years effective January 1, 2009.  The minimum annual throughput commitment to Colonial was approximately 8.0 million barrels of product.  We agreed to pay annual deficiency charges if we failed to meet our minimum annual volume throughput commitment.  Our financial obligations under our agreement with Colonial were not contingent.  The agreement required certain minimum payments.

The contractual annual minimum commitment of 8.0 million barrels was premised upon expected throughput volumes at the Boligee terminal, which was designed to serve several planned expansion river terminals to be constructed. In September 2009, the expansion river terminal construction projects were suspended.  Based on the current level of  terminal volumes, we forecast that the Boligee terminal will not be able to meet its annual minimum commitment to Colonial over the term of the contract. As a result, we accrued a liability of $28.7 million to Colonial for deficiency fees that we reasonably estimate will be incurred due to the expected level of throughput volumes at Boligee.  In accordance with applicable accounting standards, we will adjust our accrual if we determine that it is probable that the amount we are obligated to pay Colonial changes in the future.

Our estimated deficiency payment for the 2009 contract year, which we expect to pay in January 2010, is $3.8 million and is recorded as a component of other current liabilities on our Unaudited Condensed Consolidated Balance Sheets.  The remaining $24.9 million liability is a component of other liabilities on our Unaudited Condensed Consolidated Balance Sheets at September 30, 2009. The accrued deficiency charges are included in operating expense for the three and nine months ended September 30, 2009.  See Note 4 for information regarding a related non-cash impairment charge of $17.6 million associated with these terminals.

Other

Guarantees.  At September 30, 2009 and December 31, 2008, Centennial’s debt obligations consisted of $122.4 million and $129.9 million, respectively, borrowed under a master shelf loan agreement.  We, TE Products, TEPPCO Midstream and TCTM (collectively, the “TEPPCO Guarantors”) are required, on a joint and several basis, to pay 50% of any past-due amount under Centennial’s master shelf loan agreement not paid by Centennial.  We may be required to provide additional credit support in the form of a letter of credit or pay certain fees if either of our credit ratings from Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc. falls below investment grade levels.  If Centennial defaults on its debt obligations, the estimated maximum potential amount of future payments for the TEPPCO Guarantors and Marathon Petroleum Company LLC (“Marathon”) is $61.2 million each at September 30, 2009.  At September 30, 2009, we have a liability of $8.5 million, which is based upon the expected present value of amounts we would have to pay under the guarantee.

TE Products, Marathon and Centennial have also entered into a limited cash call agreement, which allows each member to contribute cash in lieu of Centennial procuring separate insurance in the event of a third-party liability arising from a catastrophic event.  There is an indefinite term for the agreement and each member is to contribute cash in proportion to its ownership interest, up to a maximum of $50.0 million each.  As a result of the catastrophic event guarantee, at September 30, 2009, TE Products has a liability of $3.7 million, which is based upon the expected present value of amounts we would have to pay under the guarantee.  If a catastrophic event were to occur and we were required to contribute cash to Centennial, such contributions might be covered by our insurance (net of deductible), depending upon the nature of the catastrophic event.

           Motiva Project.  In December 2006, we signed an agreement with Motiva Enterprises, LLC (“Motiva”) for us to construct and operate a new refined products storage facility to support the expansion of Motiva’s refinery in Port Arthur, Texas.  Under the terms of the agreement, we are constructing a 5.4 million barrel refined products storage facility for gasoline and distillates.  The agreement also provides for a 15-year throughput and dedication of volume, which will commence upon completion of the refinery expansion or July 1, 2010, whichever comes first.  Through September 30, 2009, we have spent approximately $289.4 million on this construction project.  Under the terms of the agreement, if Motiva cancels the agreement prior to the commencement date of the project, Motiva will reimburse us the actual

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

reasonable expenses we have incurred after the effective date of the agreement, including both internal and external costs that would be capitalized as a part of the project, plus a ten percent cancellation fee.

TOPS.  We, through a subsidiary, owned a one-third interest in TOPS until April 16, 2009.  We had guaranteed up to approximately $700.0 million of the project costs to be incurred by this partnership.  Our obligations under this commitment terminated upon our dissociation (see Note 7).  As disclosed above within this Note 15, litigation matters associated with TOPS were resolved during the third quarter of 2009.

Insurance Matters

EPCO completed its annual insurance renewal process during the second quarter of 2009.  In light of recent hurricane and other weather-related events, the renewal of policies for weather-related risks resulted in significant increases in premiums and certain deductibles, as well as changes in the scope of coverage.

EPCO’s deductible for onshore physical damage from windstorms increased from $10.0 million per storm to $25.0 million per storm.  EPCO’s onshore program currently provides $150.0 million per occurrence for named windstorm events compared to $175.0 million per occurrence in the prior year.  For non-windstorm events, EPCO’s deductible for onshore physical damage remained at $5.0 million per occurrence.  Business interruption coverage in connection with a windstorm event remains in place for onshore assets.  Onshore assets covered by business interruption insurance must be out-of-service in excess of 60 days before any losses from business interruption will be covered.  Furthermore, pursuant to the current policy, we will now absorb 50% of the first $50.0 million of any loss in excess of deductible amounts for our onshore assets.  There were no changes to insurance coverage for our marine transportation assets.

Note 16.  Supplemental Cash Flow Information

The following table provides information regarding (i) the net effect of changes in our operating assets and liabilities, (ii) non-cash investing and financing activities and (iii) cash payments for interest for the periods indicated:

	For the Nine Months
	Ended September 30,
	2009	2008
Decrease (increase) in:
Accounts receivable, trade	$(274.0)	$(333.6)
Accounts receivable, related parties	11.6	0.2
Inventories	(32.7)	(86.6)
Other current assets	(3.2)	(15.0)
Other	8.7	(10.3)
Increase (decrease) in:
Accounts payable and accrued liabilities	272.4	411.6
Accounts payable, related parties	10.2	6.2
Other	29.5	4.7
Net effect of changes in operating accounts	$22.5	$(22.8)

Non-cash investing activities:
Payable to Enterprise Gas Processing, LLC for spending for Phase V expansion of Jonah Gas Gathering Company	$--	$1.3
Liabilities for construction work in progress	$11.9	$8.6
Non-cash financing activities:
Issuance of Units in Cenac acquisition	$--	$186.6
Supplemental disclosure of cash flows:
Cash paid for interest (net of amounts capitalized)	$85.9	$81.9

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 17.  Subsequent Events

Completion of Enterprise Merger

On October 26, 2009, our merger with Enterprise Products Partners was completed.  Under terms of the merger agreements, we and our General Partner each became wholly owned subsidiaries of Enterprise Products Partners and each of our unitholders, except for a privately held affiliate of EPCO, were entitled to receive 1.24 of Enterprise Products Partners’ common units for each of our Units.  In total, Enterprise Products Partners issued an aggregate of 126,932,318 common units and 4,520,431 Class B units (described below) as consideration in the Enterprise Merger for both our Units and the membership interests of our General Partner.  Our Units, which had been trading on the NYSE under the ticker symbol TPP, have been delisted and are no longer publicly traded.

A privately held affiliate of EPCO exchanged a portion of our Units it owned, based on the 1.24 exchange rate, for 4,520,431 Class B units of Enterprise Products Partners in lieu of common units.  The Class B units are not entitled to regular quarterly cash distributions for the first sixteen quarters following the closing date of the merger.  The Class B units automatically convert into the same number of Enterprise Products Partners’ common units on the date immediately following the payment date for the sixteenth quarterly distribution following the closing date of the merger.  The Class B units are entitled to vote together with the common units as a single class on partnership matters of Enterprise Products Partners and, except for the payment of distributions, have the same rights and privileges as Enterprise Products Partners’ other common units.

At September 30, 2009, Enterprise GP Holdings owned 4,400,000 of our Units and all of the membership interest of our General Partner.  As a result of the Enterprise Merger, Enterprise GP Holdings’ ownership interests in our Units were converted to 5,456,000 common units of Enterprise Products Partners on October 26, 2009.  In addition, Enterprise GP Holdings’ membership interests in our General Partner were exchanged for (i) 1,331,681 common units of Enterprise Products Partners and (ii) EPGP (on behalf of Enterprise GP Holdings as a wholly-owned subsidiary of Enterprise GP Holdings) was credited in its Enterprise Products Partners’ capital account an amount to maintain its 2% general partner interest in Enterprise Products Partners.

Following the closing of the Enterprise Merger, affiliates of EPCO owned approximately 31.3% of Enterprise Products Partners’ outstanding limited partner units, including 3.4% owned by Enterprise GP Holdings.

We believe that the merger will provide long-term accretion for the combined partnership’s unitholders and general partner, driven by its scale, broad geographic and business diversification and the benefits of its integrated midstream energy system.  The transaction expands Enterprise Products Partners’ lines of business beyond its strong operating presence in providing services to producers and consumers of natural gas and NGLs into the transportation and storage of refined products and crude oil.  We also believe that the size, financial stability and liquidity of the combined company will appeal to our customers and our debt and equity investors.  With our foundation of fee-based businesses, the merger compliments both partnerships’ strategic philosophy and provides an added dimension of asset diversification for our unitholders.

The post-merger partnership, which retains the name Enterprise Products Partners L.P., accesses the largest producing basins of natural gas, NGLs and crude oil in the U.S., and serves some of the largest consuming regions for natural gas, NGLs, refined products, crude oil and petrochemicals.  The post-merger partnership owns almost 48,000 miles of pipelines comprised of over 22,000 miles of NGL, refined product and petrochemical pipelines, over 20,000 miles of natural gas pipelines and more than 5,000 miles of crude oil pipelines.  The merged partnership’s logistical assets include approximately 200 MMBbls of NGL, refined product and crude oil storage capacity; 27 Bcf of natural gas storage capacity; one of the largest NGL import/export terminals in the U.S., located on the Houston Ship Channel; 60 NGL, refined product and chemical terminals spanning the U.S. from the west coast to the east coast; and crude oil import

TEPPCO PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

terminals on the Texas Gulf Coast.  The post-merger partnership owns interests in 17 fractionation plants with over 600 MBPD of net capacity; 25 natural gas processing plants with a net capacity of approximately 9 Bcf per day; and 3 butane isomerization facilities with a capacity of 116 MBPD. The post-merger partnership is also one of the largest inland tank barge companies in the U.S.

The merger transactions will be accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests.  The financial and operating activities of Enterprise Products Partners, TEPPCO and Enterprise GP Holdings and their respective general partners, and EPCO and its privately held subsidiaries, are under common control of Dan L. Duncan.

We incurred $5.6 million and $12.4 million of merger-related expenses during the three months and nine months ended September 30, 2009, respectively, that are reflected as a component of general and administrative costs.

In connection with the merger, EPO commenced offers in September 2009 to exchange all of the TEPPCO Notes for a corresponding series of new EPO notes.  The new EPO notes are guaranteed by Enterprise Products Partners.  The purpose of the exchange offer was to simplify the capital structure of Enterprise Products Partners following the TEPPCO Merger.  The exchanges were completed on October 27, 2009.  As presented in the following table, the aggregate principal amount of the TEPPCO Notes was $2 billion, of which $1.95 billion was exchanged:

TEPPCO Notes Exchanged	Principal Amount Exchanged	Principal Amount Remaining
7.625% Senior Notes due 2012	$490.5	$9.5
6.125% Senior Notes due 2013	182.5	17.5
5.90% Senior Notes due 2013	237.6	12.4
6.65% Senior Notes due 2018	349.7	0.3
7.55% Senior Notes due 2038	399.6	0.4
7.00% Junior Fixed/Floating Subordinated Notes due 2067	285.8	14.2
	$1,945.7	$54.3

The new EPO notes issued in the exchange will be recorded at the same carrying value as the TEPPCO Notes being replaced.  Accordingly, EPO will recognize no gain or loss for accounting purposes related to this exchange.  All note exchange direct costs paid to third parties will be expensed.

In addition to the debt exchange, Enterprise Products Partners gained approval from the requisite holders of the TEPPCO Notes to eliminate substantially all of the restrictive covenants and reporting requirements associated with the remaining TEPPCO Notes.